SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ALLERGAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2525 Dupont Drive, Irvine, CA 92612 (714) 246-4500

March 15, 2002

Dear Stockholder:

      You are cordially invited to attend our annual meeting of stockholders to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 24, 2002 at 10:00 a.m., local time. We hope you will be present to hear management’s report to stockholders.

      The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card. Or, if you utilize our telephone or Internet voting systems, please indicate your plans to attend the meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the enclosed bottom half of the proxy card as your admission card and present the card upon entering the meeting. If you are planning to attend the meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the meeting so that we can verify your ownership of Allergan stock.

      Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

David E.I. Pyott

Chairman of the Board, President and Chief Executive Officer

2525 Dupont Drive, Irvine, CA 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 24, 2002

TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 24, 2002 at 10:00 a.m., local time, for the following purposes:

1.	To elect four Class I directors to serve for three-year terms until the annual meeting of stockholders in 2005 and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed March 4, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and, consequently, only stockholders whose names appear on our books as owning our common stock at the close of business on March 4, 2002 will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

      ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. It is important that your common shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A postage prepaid envelope is enclosed for that purpose. You may also vote your proxy by calling the toll-free telephone number shown on your proxy card or through the Internet by visiting the website address shown on your proxy card. Your proxy may be revoked at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a legal proxy or most recent account statement from that firm confirming their ownership of shares.

By Order of the Board of Directors

Douglas S. Ingram
Secretary

Irvine, California

March 15, 2002

ALLERGAN, INC.

2525 Dupont Drive, Irvine, CA 92612

ANNUAL MEETING OF STOCKHOLDERS — TO BE HELD

APRIL 24, 2002

PROXY STATEMENT

SOLICITATION OF PROXIES

      The accompanying proxy is solicited on behalf of the Board of Directors of Allergan, Inc. (“Allergan” or the “Company”), for use at the Annual Meeting of Stockholders to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California, on Wednesday, April 24, 2002 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Annual Meeting”).

      All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the four nominees listed on the proxy card to the Board of Directors. As to any other business which may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

      Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting a later dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the proxy. Attendance at the meeting will not, by itself, revoke a proxy.

      This proxy statement is being mailed to the Company’s stockholders on or about March 15, 2002. The total cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

OUTSTANDING SHARES AND VOTING RIGHTS

Votes Required

      Only holders of record of the approximately 134,254,772 shares of the Company’s Common Stock outstanding at the close of business on the record date, March 4, 2002 (including approximately 4,303,896 shares held in treasury), will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, each stockholder will be entitled to cast one vote for each share of the Company’s Common Stock held of record by such stockholder on March 4, 2002.

      In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the outstanding shares of the Common Stock of the Company entitled to vote at the Annual Meeting must be present or represented by proxy at the Annual Meeting. Shares that abstain from voting on any proposal, or that are represented by “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal) will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists. Holders may vote in person, via paper ballot, telephone, or Internet, as explained on the enclosed proxy card.

      Pursuant to Delaware law, directors are elected by a plurality vote. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such matters. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, broker non-votes will not affect this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

Voting Electronically via the Internet or Telephone

      If your shares are registered directly with EquiServe you may vote your shares either via the Internet or by calling EquiServe. Specific instructions for voting via the Internet or telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

      If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy in the self-addressed, postage prepaid envelope provided.

Confidentiality

      It is the Company’s policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances:

•	to allow the independent election inspectors to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•	where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•	where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors;

•	aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

ELECTION OF DIRECTORS

Proposal 1

      The Company’s Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting, the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected. Currently, the Board of Directors consists of 12 directors and each class has four directors.

      Directors will be elected by an affirmative vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

      Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election as directors of the four nominees named below, all of whom are, at present, Class I directors of the Company. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company’s Board of Directors, unless the Board of Directors reduces the number of directors accordingly. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL FOUR NOMINEES NAMED BELOW.

NOMINEES FOR DIRECTORS

Class I — Term to Expire at the Annual Meeting in 2005:

      LESTER J. KAPLAN, PH.D., 51, has been Allergan’s Corporate Vice President and President, Research and Development and Global BOTOX® since May 1998 and had been Corporate Vice President, Science and Technology since July of 1996. From 1992 until 1996, he was Corporate Vice President, Research and Development. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is a member of the Board of Directors of Acadia Pharmaceuticals Inc., Oculex Pharmaceuticals and Bardeen Sciences Company, LLC. He first joined the Company in 1983, was elected to the Board in 1994 and is a member of the Science and Technology Committee.

      KAREN R. OSAR, 52, is Chief Financial Officer of MeadWestvaco Corporation, a producer of packaging, paper, school and office supplies and specialty chemicals since the creation of MeadWestvaco through the merger of Mead Corporation and Westvaco Corporation in January 2002. Prior to the merger she served as Senior Vice President and Chief Financial Officer of Westvaco Corporation since November 1999. She formerly served as Vice President and Treasurer of Tenneco, Inc., which was a packaging and auto parts manufacturer, since 1994. Prior thereto, Ms. Osar served 19 years with J.P. Morgan & Company, where she held a variety of positions including Managing Director in the investment banking group. She is a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York, and AGL Resources, Inc. Ms. Osar was elected to the Board in 1998, is Chairperson of the Audit and Finance Committee and is a member of the Organization and Compensation Committee.

      LOUIS T. ROSSO, 68, is Chairman Emeritus of Beckman Coulter, Inc., a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement in February 1999. He served as Chief Executive Officer from 1988, when Beckman Instruments, Inc. became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as President from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation and the Keck Graduate Institute of Applied Life Sciences at the Claremont Colleges. Mr. Rosso was elected to the Board in 1989 and is a member of the Board’s Audit and Finance Committee and the Science and Technology Committee.

      LEONARD D. SCHAEFFER, 56, has served as Chairman of the Board and Chief Executive Officer since 1992 of WellPoint Health Networks Inc., an insurance organization which owns Blue Cross of California, Blue Cross Blue Shield of Georgia and Blue Cross Blue Shield of Missouri. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration (HCFA) from 1978 to 1980. He is Chairman of the Board of the National Health Foundation and the National Institute for Health Care Management and a member of the Institute of Medicine. Mr. Schaeffer was elected to the Board in 1993 and is a member of the Audit and Finance Committee and the Organization and Compensation Committee.

DIRECTORS CONTINUING IN OFFICE

Class II — Term to Expire at the Annual Meeting in 2003:

      HERBERT W. BOYER, PH.D., 65, is a founder of Genentech, Inc., a biotechnology company, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. He serves on the Boards of Sangamo, Inc. and the Scripps Research Institute. Dr. Boyer was elected Vice Chairman of the Board in 2001, served as Chairman of the Board from 1998 to 2001, and has been a Board member since 1994. He is a member of the Corporate Governance Committee and the Science and Technology Committee.

      PROF. RONALD M. CRESSWELL, HON. D.SC., F.R.S.E., 67, retired in 1999 from Warner-Lambert Company, a developer and manufacturer of health care and consumer products, where he had been Senior Vice President and Chief Scientific Officer since October 1998. Prof. Cresswell was formerly Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989. Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987. Prof. Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions, culminating in being the main board member for global research and development. He is a fellow of the Royal Society of Edinburgh, the Royal Society of Medicine and the Royal Society of Arts and Commerce, and a member of the Royal Society of Chemistry, as well as a member of the American Chemical Society and the New York Academy of Sciences. In January 2002, Prof. Cresswell became Chairman of the Board of Albachem Ltd., a Scottish company. Prof. Cresswell is a visiting Professor to the Department of Chemistry at the University of Edinburgh. Prof. Cresswell was elected to the Board in 1998, is the Chairman of the Science and Technology Committee and serves on the Corporate Governance Committee.

      WILLIAM R. GRANT, 77, is co-founder of Galen Associates, Inc., a venture capital firm in the health care industry, and has been its Chairman since 1989. Mr. Grant has over 40 years of experience in the investment banking and risk-capital fields, including substantial experience in the health care industry. From 1987 to 1989 he was Chairman of New York Life International Investment, Inc. Mr. Grant is a Director of Ocular Sciences, Inc., Vasogen Inc., Quest Diagnostics Incorporated and Massey Energy Company, as well as several private companies. He is a member of the General Electric Equity Advisory Board, Trustee of the Center for Blood Research (Harvard), and Trustee Emeritus of the Mary Flagler Cary Charitable Trust. Mr. Grant was elected to the Board in 1989, is Chairman of the Board’s Organization and Compensation Committee, and is a member of the Corporate Governance Committee.

      DAVID E.I. PYOTT, 48, became President and Chief Executive Officer of the Company in January 1998 and became Chairman of the Board in 2001. Previously, he was head of the Nutrition Division and a member of the executive committee of Novartis AG from 1995 until December 1997. From 1992 to 1995 Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota and General Manager of Sandoz Nutrition, Barcelona, Spain from 1990 to 1992. Prior to that, Mr. Pyott held various positions within the Sandoz Nutrition group from 1980. He is a member of the Directors’ Board of the University of California (Irvine) Graduate School of Management and serves on their Executive Committee, and he is the President of the Pan-American Ophthalmological Foundation. Mr. Pyott is also a member of the Board of Pharmaceutical Research and Manufacturers of America (PhRMA), and a member of the Board of

Directors of Avery-Dennison Corporation, California Healthcare Institute, and Edwards Lifesciences Corporation. Mr. Pyott was elected to the Board in 1998.

Class III — Term to Expire at the Annual Meeting in 2004:

      HANDEL E. EVANS, 67, is Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe. Mr. Evans has 40 years’ experience in the pharmaceutical industry and was the founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a co-founder and senior executive of IMS International Inc., the leading information supplier to the industry. Mr. Evans is a director of Cambridge Laboratories Ltd. and a Trustee of the British Urological Foundation. Mr. Evans has been a director since 1989, is the Chairman of the Corporate Governance Committee and is a member of the Organization and Compensation Committee.

      MICHAEL R. GALLAGHER, 56, has been Chief Executive Officer and a Director of Playtex Products, Inc., a personal care and consumer products manufacturer, since July 1995. Prior to that Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Executive Officer of Eastman Kodak’s subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher held various executive positions with the Lehn & Fink Products group of Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. In addition to Playtex, Mr. Gallagher is a member of the Board of Directors of AMN Healthcare, the Grocery Manufacturers Association, the Association of Sales and Marketing Companies and the Haas School of Business, U.C. Berkeley. Mr. Gallagher was elected to the Allergan Board in 1998 and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

      GAVIN S. HERBERT, 69, is founder of the Company and Chairman Emeritus as of January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994. Mr. Herbert is a life trustee of the University of Southern California, Chairman of Rogers Gardens and Vice Chairman of the Beckman Foundation. Mr. Herbert is also a director of Beckman Coulter, Inc., Research to Prevent Blindness, and the Doheny Eye Institute. In 1994, Mr. Herbert retired as an employee of the Company. He has been a director since 1950 and is a member of the Board’s Audit and Finance Committee and the Science and Technology Committee.

      ANTHONY H. WILD, PH.D., 53, is the Chairman and Chief Executive Officer of MedPointe Inc., a specialty health care company. Prior to his retirement in June 2000, Dr. Wild served as President of Warner-Lambert’s pharmaceutical business and has 30 years of domestic and international pharmaceutical experience. He serves on the Board of Advisors for Columbia University’s School of Public Health. He was elected to the Board in 2000 and serves on the Audit and Finance Committee and the Science and Technology Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Meetings and Committees

      The Board of Directors held five meetings during 2001 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was approximately 96% and all directors attended 75% or more of the meetings of the Board and committees on which they served, except for Mr. Schaeffer who attended approximately 71% of such meetings. It should be noted that directors discharge their responsibilities throughout the year not only at Board and committee meetings, but through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company. The Company has a standing Audit and Finance Committee, Corporate Governance Committee, Organization and Compensation Committee and Science and Technology Committee.

      Audit and Finance Committee — The Audit and Finance Committee currently consists of five directors, Dr. Wild, Ms. Osar and Messrs. Herbert, Rosso and Schaeffer. The Audit and Finance Committee held five meetings during the year ended December 31, 2001. The role of the Audit and Finance Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit and Finance Committee:

•	reviews and discusses with management the audited financial statements;

•	recommends to the Board of Directors the appointment of the Company’s independent auditors for the fiscal year;

•	meets with the independent auditors to discuss the scope and results of their audit examination and the fees related to such work;

•	meets with the Company’s internal auditors and financial management to:

•	review the internal audit department’s activities and discuss the Company’s accounting practices and procedures;

•	review the adequacy of the Company’s accounting and control systems; and

•	report to the Board any considerations or recommendations the Audit and Finance Committee may have with respect to such matters;

•	reviews the audit schedule and considers any issues raised by its members, the independent public accountants retained to audit the financial statements of the Company, the internal audit staff, the legal staff or management;

•	reviews the independence of the independent public accountants, and the range of audit and non-audit fees charged by the independent public accountants;

•	monitors the implementation of the Code of Ethics for the Company’s employees, and receives regular reports from the Company’s Chief Ethics Officer, who coordinates compliance reviews and investigates noncompliance matters; and

•	reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors.

      Allergan’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit and Finance Committee meet the independence standards of Section 303.01(B)(2)(a) of the New York Stock Exchange Listing Company Manual. None of the members of the Audit and Finance Committee are officers or employees of the Company or any of its subsidiaries. The report of the Committee begins on page 26.

      Corporate Governance Committee. The Corporate Governance Committee currently consists of five directors: Prof. Cresswell, Dr. Boyer and Messrs. Evans, Gallagher and Grant. The Corporate Governance Committee:

•	recommends qualified candidates for election as directors of the Company, including the slate of directors which the Board proposes for election by stockholders at the 2002 annual meeting;

•	considers the performance of incumbent directors;

•	considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors;

•	develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors;

•	considers and reports to the Board of Directors concerning its assessment of the Board’s performance;

•	considers, from time to time, the current Board committee structure and membership; and

•	recommends changes to the amount and type of compensation of Board members as appropriate.

None of the members of the Corporate Governance Committee are officers, employees or former employees of the Company or any of its subsidiaries.

      Organization and Compensation Committee — The Organization and Compensation Committee currently consists of five directors: Ms. Osar and Messrs. Grant, Evans, Gallagher and Schaeffer. The Organization and Compensation Committee, which had four meetings in 2001

•	reviews and approves the corporate organizational structure;

•	reviews the performance of corporate officers;

•	establishes overall employee compensation policies;

•	recommends to the Board of Directors major compensation programs;

•	reviews and approves the compensation of corporate officers, including salary and bonus awards; and

•	administers the Company’s various compensation and stock option plans.

No member of the Organization and Compensation Committee is a current or former member of management or eligible for compensation other than as a director. The report of the Committee begins on page 20.

      Science and Technology Committee — The Science and Technology Committee, which held five meetings in 2001, currently consists of six directors: Prof. Cresswell, Drs. Boyer, Kaplan and Wild, and Messrs. Herbert and Rosso. The Science and Technology Committee reviews the Company’s research and development programs and projects to evaluate variances to plan, investment allocations, the portfolio of strategic patents, and major technology-based transactions.

Director Compensation

      Of the Board’s current 12 members, two are officers of the Company and do not receive additional compensation for Board or committee service. Each director who is not an employee of the Company is reimbursed for actual expenses incurred in attending Board meetings. Allergan paid non-employee directors other than the Vice Chairman a $25,000 retainer in 2001. In addition, all non-employee directors received $2,000 for each Board meeting attended; $1,000 for each committee meeting attended by committee members; and $1,500 for each committee meeting presided over as a committee chair.

      Dr. Boyer became Vice Chairman of the Board in April 2001, and prior to that served as Chairman of the Board from January 1998. For such services in 2001, he received an annual retainer of $141,250 and meeting fees as described above. Dr. Boyer is also eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors’ Fee Program on an ongoing basis, both as described below.

      In 1991, the Company adopted a Deferred Directors’ Fee Program that permits directors to defer all or a portion of their retainers and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in Common Stock of the Company. Drs. Boyer and Wild, Ms. Osar, Prof. Cresswell, and Messrs. Evans, Gallagher, Grant, and Rosso chose to defer all or a portion of their retainers and meeting fees for the period January 1, 2001 through December 31, 2001.

      In accordance with the Company’s 1989 Non-employee Director Stock Plan (the “Director Plan”), as amended by the stockholders in April 1998 and in April 1999, each director who is not an employee of the Company receives grants of restricted stock upon (a) initial election to the Board in the amount of 1,800 shares per year for each year of the initial term, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board of 1,800 shares per year for each of the three years of the new term. On the date of the annual meeting of stockholders following the year of grant, the vesting restrictions with respect to the 1,800 shares lapse for each participant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. The Director Plan provides that the number of shares available for issuance under the Director Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits and stock dividends. The Director Plan expires on December 31, 2009.

Stock Ownership Guidelines

      In January 1996, the Board approved stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each non-employee director is expected to own stock, including the economic equivalent number of shares showing on the records of the Company under the Deferred Directors’ Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 2001, all ten non-employee directors met their ownership guidelines.

Stockholder Nominations

      The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, CA 92612. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, of the stockholder and (ii) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Other Matters

      In 1997, the Company formed a new subsidiary, Allergan Specialty Therapeutics, Inc. (“ASTI”), to conduct research and development of potential pharmaceutical products based on the Company’s retinoid and neuroprotective technologies. In March 1998, the Company distributed all ASTI Class A Common Stock to the Company’s stockholders. In April 2001, the Company exercised its repurchase option and reacquired all of the issued and outstanding ASTI Class A Common Stock for $21.70 per share or $71.0 million in the aggregate. Following this repurchase, ASTI’s day-to-day operations ceased and it currently is an inactive subsidiary of the Company.

      Under the terms of a technology license agreement and a license option agreement between the Company and ASTI in effect prior to the 2001 repurchase, the Company had granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug Application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. During 2001, ASTI paid approximately $667,000 in technology fees to the Company.

      Prior to the 2001 repurchase, ASTI’s technology and product research and development activities took place under a research and development agreement with the Company. During 2001, the Company received payments totaling approximately $41.5 million for research and development and administrative services provided to ASTI.

      The Company believes that these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

      On December 31, 1997, in connection with his hiring and relocation from Europe to the United States, the Company made an interest-free loan in the amount of $500,000 to David E.I. Pyott, the Chairman of the Board, President and Chief Executive Officer of the Company, to be used to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or the date Mr. Pyott ceases to be an employee of the Company. As of December 31, 2001, the outstanding balance on the loan was $500,000.

      On August 11, 1999, in connection with his hiring and relocation to California, the Company made an interest-free loan in the amount of $500,000 to Eric Brandt, the Corporate Vice President and Chief Financial Officer of the Company. Mr. Brandt used the loan to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or 60 days after Mr. Brandt’s employment terminates. As of December 31, 2001, the outstanding balance on the loan was $500,000.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms furnished to the Company and the written representations from certain of the reporting persons that no other reports were required, the Company believes that during the fiscal year ended December 31, 2001, all executive officers, directors and greater than ten-percent beneficial owners complied with the reporting requirements of Section 16(a).

CORPORATE GOVERNANCE

Guidelines on Significant Corporate Governance Issues

      In 1995, the Board approved “Board Guidelines on Significant Corporate Governance Issues.” The Guidelines, as amended to date, are listed below. These guidelines are being published in this Proxy Statement to inform stockholders of the Board’s current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines, not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be strictly followed in each instance. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes or exceptions to the guidelines will be considered from time to time.

  1. Selection of Chairman and Chief Executive Officer

      The Board should be free to make this choice any way that seems best for the Company at a given point in time.

      Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive Officer and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.

  2. Executive Sessions of Outside Directors

      The outside directors of the Board will meet in Executive Session at a regularly scheduled meeting at least once each year (other than the Executive Session to review Chief Executive Officer performance).

      The format of these meetings will include a discussion with the Chief Executive Officer on each occasion. These meetings should be scheduled in conjunction with a regular Board meeting.

      It is the policy of the Board that a director be selected by the outside directors to chair Executive Sessions or assume other responsibilities which the outside directors as a whole might designate from time to time.

  3. Number of Committees

      The current committee structure of the Company seems appropriate. There will, from time to time, be occasions in which the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current four Committees are Audit and Finance, Organization and Compensation, Corporate Governance, and Science & Technology. The Audit and Finance, Corporate Governance, and Organization and Compensation Committees will consist entirely of outside directors.

  4. Assignment and Rotation of Committee Members

      The Corporate Governance Committee is responsible, after consultation with the Chief Executive Officer and after consideration of the desires of individual Board members, for the assignment of Board members to various committees.

      It is the sense of the Board that consideration should be given to rotating committee members periodically at about a three- to four-year interval, but the Board does not feel that such a rotation should be mandated as policy since there may be reasons at a given point in time to maintain an individual director’s committee membership for a longer period.

  5. Frequency and Length of Committee Meetings

      The Committee chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee. Meetings will normally be held around Board meetings.

  6. Committee Agenda

      The chairman of the Committee, in consultation with the appropriate members of management and staff, will develop the Committee’s agenda.

      Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board. Key functional managers (i.e., Chief Financial Officer, General Counsel) will have direct contact with the appropriate Committee chairperson.

  7. Selection of Agenda Items for Board Meetings

      The Chairman of the Board (and the Chief Executive Officer if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting.

      At the beginning of the year the Chairman will establish a schedule of agenda subjects to be discussed during the next three years.

      Each Board member is free to suggest the inclusion of item(s) on the agenda. The Chief Executive Officer will be proactive in encouraging Board members to submit agenda items.

  8. Board Materials Distributed in Advance

      It is the sense of the Board that information and data that is important to the Board’s understanding of the business to be conducted at that meeting be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

  9. Presentations

      As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the subject. When there is no prior distribution of a presentation on a sensitive subject, it is the sense of the Board that each member be advised by telephone in advance of the meeting of the subject and the principal issues the Board will need to consider.

  10. Regular Attendance of Non-Directors at Board Meetings

      The Board supports the regular attendance at each Board Meeting of non-Board members who are members of senior management.

      Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

  11. Board Access to Senior Management

      Board members have complete access to Allergan’s management.

      It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operations of the Company and that such contact, if in writing, be copied to the Chairman and the Chief Executive Officer.

      Furthermore, the Board encourages the senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.

  12. Board Compensation Review

      It is appropriate for the staff of the Company once every other year to report to the Corporate Governance Committee the status of Allergan Board compensation in relation to other U.S. companies.

      Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and approval by the Board. The Corporate Governance Committee will make Board compensation change recommendations after it has reviewed the information it considers appropriate from the Chairman and the Chief Executive Officer.

  13. Size of the Board

      The Board presently has 12 members. It is the sense of the Board that a size of 10 to 12 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate(s).

  14. Mix of Inside and Outside Directors

      The Board believes that as a matter of policy there should be a majority of independent directors on the Allergan Board. A maximum ratio should be 1/4 management directors to 3/4 Independent Directors.

      But the Board believes that management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Managers other than the Chief Executive Officer currently attend Board meetings on a regular basis even though they are not members of the Board.

  15. Board Definition of What Constitutes Independence for Outside Directors

      Allergan’s Bylaw defining independent directors was approved by the Board in July 1995. The Board believes there is no current relationship between any outside director and Allergan that would be construed in any way to compromise any Board member being designated independent. Compliance with the Bylaw is reviewed annually by the Corporate Governance Committee.

  16. Former Chief Executive Officer’s Board Membership

      The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chief Executive Officer resigns from that position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chief Executive Officer and the Board.

  17. Board Membership Criteria

      The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of manufacturing technologies, international background, etc. — all in the context of an assessment of the perceived needs of the Board at that point in time.

  18. Selection of New Director Candidates

      The Board itself should be responsible, in fact as well as procedure, for selecting its own members. The Board delegates the screening process involved to the Corporate Governance Committee with the direct input from the Chairman of the Board as well as the Chief Executive Officer and the other members of the Board. There should be a full discussion at a Board meeting before the decision to invite someone to join the Board is made.

  19. Extending the Invitation to a New Potential Director to Join the Board

      The invitation to join the Board should generally be extended by the Chairman of the Corporate Governance Committee or the Chairman of the Board (if separate from the Chief Executive Officer) on behalf of the Board after full Board approval. The new director will receive an orientation about the Company and its Corporate Governance philosophy.

  20. Assessing the Board’s Performance

      The Corporate Governance Committee is responsible to undertake an annual assessment of the Board’s performance. This will be discussed with the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

      This assessment should be the Board’s contribution as a whole and specifically review areas in which the Board and/or the management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

  21. Directors Who Change Their Present Job Responsibility

      It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

      It is not the sense of the Board that the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

  22. Term Limits

      The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

      As an alternative to term limits, the Corporate Governance Committee, in consultation with the Chief Executive Officer and the Chairman of the Board, will review each director’s continuation on the Board every year. This will also allow each director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

  23. Retirement Age

      It is the sense of the Board that the current retirement age of 70 is appropriate. In the unusual case when the mandated retirement age is not in the best interest of the Company, the Board, acting through the Corporate Governance Committee, should be guided by factors such as whether the director has retired from other business pursuits, the past and anticipated contributions to the Board as well as the factors typically considered for ongoing service on the Board.

  24. Formal Evaluation of the Chief Executive Officer

      The Organization and Compensation Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Organization and Compensation Committee.

      The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc.

      The evaluation will be used by the Organization and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

  25. Succession Planning

      There should be an annual report by the Chief Executive Officer to the Board on succession planning.

      There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to a successor should he/she be unexpectedly disabled.

  26. Management Development

      There will be an annual report to the Board by the Chief Executive Officer on the Company’s program for management development, described in detail.

      This report should be given to the Board at the same time as the succession planning report noted above.

  27. Board Interaction with the Investors, the Media, Customers, Etc.

      The Board believes that only senior management speaks for Allergan. Individual Board members may, with the knowledge of the management and, in most instances, at the request of management, agree to receive input from various constituencies that are involved with Allergan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

By Directors and Executive Officers

      The following table sets forth information as of January 31, 2002 regarding the beneficial ownership of the Common Stock of the Company by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. No officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

	Shares of	Rights to
	Common Stock	Acquire
	Beneficially	Beneficial
Beneficial Owner	Owned(1)	Ownership(2)	Total

Class I Directors:
Lester J. Kaplan, Ph.D.	43,297	173,325	216,622
Karen R. Osar	7,200	1,744	8,944
Louis T. Rosso	100,650	18,911	119,561
Leonard D. Schaeffer	12,003	7,328	19,331

Class II Directors:
Herbert W. Boyer, Ph.D.	22,000	4,739	26,739
Ronald M. Cresswell	13,000	2,231	15,231
William R. Grant	35,222	26,077	61,299
David E. I. Pyott	45,532	570,825	616,357

Class III Director Nominees:
Handel E. Evans	23,260	23,842	47,102
Michael R. Gallagher	12,800	2,356	15,156
Gavin S. Herbert	383,176(3)	—	383,176
Anthony H. Wild, Ph.D.	7,231	702	7,934

Other Named Executive Officers:
F. Michael Ball	5,095	83,525	88,620
Eric K. Brandt	10,810	80,025	90,835
Jacqueline Schiavo	22,566	121,410	143,976
Francis R. Tunney, Jr.(4)	18,789	53,575	72,364
All current directors and executive officers (21 persons, including those named above)	800,088	1,577,165	2,377,254(5)

(1)	In addition to shares held in the individual’s sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and the Employee Stock Ownership Plan as of December 31, 2001.

(2)	Shares which the party or group has the right to acquire within 60 days after January 31, 2002. For Allergan employees (Dr. Kaplan, Ms. Schiavo, and Messrs. Pyott, Ball, Brandt, and Tunney) these shares may be acquired upon the exercise of stock options. For the non-employee directors, this number represents the economic equivalent number of shares held by non-employee directors who elected to participate in the Deferred Directors’ Fee Program, as of January 31, 2002. Under this program, participants elect to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock of the Company. Upon termination of their status as a director, these economic equivalents are settled in Common Stock.

(3)	Includes 5,400 shares held directly, 267,736 shares beneficially owned by a trust for which Mr. Herbert serves as trustee and beneficiary, and 110,040 shares held in “S” corporations which in turn are owned by two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister has a beneficial interest.

(4)	Mr. Tunney resigned as an executive officer of the Company effective July 31, 2001. However, Mr. Tunney is included as a named executive officer because he would have been one of the Company’s four most highly compensated executive officers other than the Chief Executive Officer during 2001 but for the fact that Mr. Tunney was not serving as an executive officer of the Company at December 31, 2001. For further information regarding Mr. Tunney’s resignation as an executive officer of the Company, see “Change in Control and Severance Arrangements” on page 19.

(5)	Represents approximately 1.77% of the shares outstanding.

By Stockholders Holding 5% or More

      Except as set forth below, management of the Company knows of no person who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock.

	Shares		Percent
Name and Address of Beneficial Owners	Beneficially Owned		of Class(1)

Putnam Investments, LLC	13,013,289	(2)	9.69
One Post Office Square Boston, MA 02109
FMR Corp.	12,507,946	(3)	9.32
82 Devonshire Street Boston, MA 02109-3614

(1)	Based on 134,254,772 shares outstanding on January 31, 2002 (including shares held in treasury), and adjusted as required by rules promulgated by the SEC.

(2)	Based on an amended Schedule 13G, dated February 5, 2002, filed with the Securities and Exchange Commission by Putnam Investments, LLC (“PI”), on behalf of itself and the following affiliated entities: Marsh & McLennan Companies, Inc. (“M&MC”), PI’s parent holding company, Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”), both of which are investment advisors and subsidiaries of PI. Such filing reports that M&MC owns no shares of Allergan Common Stock. PIM is deemed to be the owner of 10,691,821 shares, over which it has shared power to dispose or to direct the disposition of all of such shares, but over which it has no voting power. PAC is deemed to be the owner of 2,321,468 shares, over which it has shared power to dispose or to direct the disposition of all of such shares and shared power to vote or to direct the vote of 1,528,014 of such shares. PI is deemed to be the owner of all of PIM’s and PAC’s shares, has shared power to dispose or to direct the disposition of all of such shares, and has shared power to vote or to direct the vote of 1,528,014 of such shares.

(3)	Based on an amended Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission by FMR Corp. (“FMR”) on behalf of itself and affiliated persons and entities. The affiliated persons and entities include Fidelity Management & Research Company (“FMRC”), a wholly-owned subsidiary of FMR, Edward C. Johnson 3d, Chairman of FMR, Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR, Abigail P. Johnson, a Director of FMR, Fidelity International Limited (“FIL”), a former subsidiary of FMRC that currently operates as an entity independent of FMR and FMRC, and Strategic Advisers, Inc., a wholly-owned subsidiary of FMR. Such filing reports that FMRC, as a result of acting as investment advisor to various investment companies, owns 11,173,410 shares of Allergan Common Stock, FMTC, as a result of serving as investment manager of institutional accounts, owns 928,632 shares, Ms. Johnson owns 1,000 shares, FIL owns 404,638 shares and Strategic Advisers owns 266 shares. Both Mr. Johnson and FMR, through its control of FMRC and FMTC, have sole dispositive power over both FMRC’s 11,173,410 shares and FMTC’s 928,632 shares, and sole voting power over 738,432 of FMTC’s shares. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of any of FMRC’s shares; FMRC carries out the voting of shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. Ms. Johnson has sole voting and dispositive power over her 1,000 shares and FIL has sole voting and dispositive power over its 404,638 shares.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table shows the compensation for the Company’s Chief Executive Officer and the four most highly paid executive officers other than the Chief Executive Officer, as well as for the Company’s former Corporate Vice President — Administration and Secretary, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2001, 2000 and 1999.

SUMMARY COMPENSATION TABLE

					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)	($)(3)	(#)	($)(4)

David E. I. Pyott	2001	870,384	875,000			232,100	6,576
Chairman of the Board,	2000	806,923	733,500	—	—	216,600	8,841
President and Chief	1999	701,538	676,000	—	—	642,000	7,814
Executive Officer
Lester J. Kaplan, Ph.D.	2001	384,192	233,500			74,500	8,586
Corporate Vice President	2000	360,923	235,000	—	—	50,200	8,932
and President, Research &	1999	339,154	229,100	—	—	259,600	48,149
Development and Global BOTOX®
F. Michael Ball	2001	360,153	219,000			74,500	8,586
Corporate Vice President	2000	334,423	260,300	—	—	50,200	8,679
and President, North America	1999	290,308	204,100	—	—	246,800	8,114
Region and Global Eye Rx Business
Eric K. Brandt	2001	367,538	223,000			74,500	8,586
Corporate Vice President and	2000	347,308	225,000			50,200	8,692
Chief Financial Officer	1999	193,846	211,100	108,643	455,938	293,600	8,291
Jacqueline Schiavo	2001	280,369	147,700			62,200	13,997
Corporate Vice President,	2000	265,307	151,000	—	—	34,800	9,001
Worldwide Operations	1999	232,230	130,500			224,400	13,266
Francis R. Tunney, Jr.(5)	2001	371,630	119,700			32,500	8,586
(former Corporate Vice President —	2000	353,531	220,200			50,200	9,052
Administration and Secretary)	1999	333,500	223,400			259,600	8,761

(1)	The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2)	The amounts shown represent bonus performance awards which were paid in February of the following year under the Company’s Management Bonus Plan or Executive Bonus Plan for services rendered during the fiscal year indicated.

(3)	Based on the closing price of the stock on the New York Stock Exchange on the date of grant. All shares of restricted stock granted to named executive officers other than the Chief Executive Officer vest, in whole, in four years and receive non-preferential dividends. Shares granted to the Chief Executive Officer in 1997 receive non-preferential dividends and vest as follows: 4,000 shares vested in December 2000, 6,000 shares vested in December 2001 and 10,000 shares will vest in December 2002. The amounts shown in the table represent the value of the restricted stock awards on the date of grant. The following number of restricted shares (and the value based on the closing price of the stock on the New York Stock Exchange on December 31, 2001) were held by each of the named executives as of December 31, 2001: Mr. Pyott, 10,000 ($750,500); Dr. Kaplan, 10,000 ($750,500); and Mr. Brandt, 10,000 ($750,500).

(4)	The total amounts shown in this column for the 2001 fiscal year consist of Company contributions to the Allergan, Inc. Savings and Investment Plan (“SIP”) and the Allergan, Inc. Employee Stock Ownership Plan (“ESOP”), and the cost of term life insurance and term executive post-retirement life insurance premiums (“Insurance”) and payment in lieu of vacation (“Vacation”).

	SIP	ESOP	Insurance	Vacation

Mr. Pyott	$2,240	$2,536	$1,800	$0
Dr. Kaplan	4,250	2,536	1,800	0
Mr. Ball	4,250	2,536	1,800	0
Mr. Brandt	4,250	2,536	1,800	0
Ms. Schiavo	4,250	2,536	1,800	5,411
Mr. Tunney	4,250	2,536	1,800	0

(5)	Mr. Tunney resigned as an executive officer of the Company effective July 31, 2001. However, Mr. Tunney is included as a named executive officer because he would have been one of the Company’s four most highly compensated executive officers other than the Chief Executive Officer during 2001 but for the fact that Mr. Tunney was not serving as an executive officer of the Company at December 31, 2001. For further information regarding Mr. Tunney’s resignation as an executive officer of the Company, see “Change in Control and Severance Arrangements” on page 19.

Stock Options

      The following table shows information regarding stock options granted to the named executive officers during 2001.

OPTION GRANTS IN LAST FISCAL YEAR

			% of Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise or		Grant Date
	Options		in Fiscal	Base Price	Expiration	Present
Name	Granted (#)		2001	Per Share	Date	Value ($)(3)

David E.I. Pyott	148,100	(1)	3.23%	$83.225	2/01/11	6,689,793
	28,000	(2)	0.61%	91.92	7/29/07	752,196
	28,000		0.61%	110.30	7/29/07	617,633
	28,000		0.61%	132.36	7/29/07	492,787
Lester J. Kaplan, Ph.D.	32,500	(1)	0.71%	83.225	2/01/11	1,468,050
	14,000	(2)	0.31%	91.92	7/29/07	376,098
	14,000		0.31%	110.30	7/29/07	308,817
	14,000		0.31%	132.36	7/29/07	246,394
F. Michael Ball	32,500	(1)	0.71%	83.225	2/01/11	1,468,050
	14,000	(2)	0.31%	91.92	7/29/07	376,098
	14,000		0.31%	110.30	7/29/07	308,817
	14,000		0.31%	132.36	7/29/07	246,394
Eric K. Brandt	32,500	(1)	0.71%	83.225	2/01/11	1,468,050
	14,000	(2)	0.31%	91.92	7/29/07	376,098
	14,000		0.31%	110.30	7/29/07	308,817
	14,000		0.31%	132.26	7/29/07	246,394
Jacqueline Schiavo	20,200	(1)	0.44%	83.225	2/01/11	912,450
	14,000	(2)	0.31%	91.92	7/29/07	376,098
	14,000		0.31%	110.30	7/29/07	308,817
	14,000		0.31%	132.36	7/29/07	246,394
Francis R. Tunney, Jr.	32,500	(1)	0.71%	83.225	2/01/11	1,468,050

(1)	Such options were granted pursuant to the 1989 Incentive Compensation Plan (the “Incentive Plan”). Options became exercisable at a rate of 25% per year beginning February 2, 2002. The exercise price and the tax withholding obligations related to exercise may be paid by delivery of already-owned shares. The

Incentive Plan grants broad discretion to change material terms and includes the automatic acceleration of vesting upon a “Change in Control.” See “Change in Control and Severance Arrangements” on page 19.

(2)	Such options were granted pursuant to the 2001 Premium Priced Stock Option Plan (the “2001 Plan”). Each grant of 2001 Premium Options was divided into three equal tranches. The Option Exercise Price for the first tranche was equal to one hundred twenty percent (120%) of the Fair Market Value of a share of Common Stock on the date the 2001 Premium Option was granted. The Option Exercise Price for the second tranche was equal to one hundred twenty percent (120%) of the Option Exercise Price for the first tranche. The Option Exercise Price for the third tranche was equal to one hundred twenty percent (120%) of the Option Exercise Price for the second tranche.

(3)	Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $83.225; $91.92, $110.30, $132.36, exercise price of option, $83.225; $91.92, $110.30, $132.36, expected stock volatility, 33%; risk-free interest rate, 4.80% (based on the 10-year treasury bond rate); expected life, five years; dividend yield, .50%.

Option Exercises and Holdings

      The following table shows stock option exercises by the named executive officers during 2001, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2001. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company’s Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/01 (#)		at 12/31/01 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David E.I. Pyott	0	0	388,650	546,050	18,425,748	10,026,644
Lester J. Kaplan, Ph.D.	75,000	4,181,713	122,750	156,950	6,237,713	2,852,448
F. Michael Ball	42,400	2,846,119	43,950	142,750	1,698,654	2,143,819
Eric K. Brandt	0	0	59,350	158,950	1,639,592	2,161,672
Jacqueline Schiavo	58,200	3,877,230	97,460	104,600	5,237,072	1,272,279
Francis R. Tunney, Jr.	168,350	11,806,552	8,000	109,950	166,400	2,563,916

(1)	Based on the closing price of $75.05 on the New York Stock Exchange of the Company’s Common Stock on December 31, 2001.

DEFINED BENEFIT PENSION PLANS

      The Company has a defined benefit retirement plan (the “Pension Plan”) which provides pension benefits to U.S. employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings (“Final Average Pay”) and years of service integrated with covered compensation as defined by the Social Security Administration.

      Allergan also has two supplemental retirement plans (“SRP”) for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

      The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

PENSION PLAN TABLE

	Years of Service
Final
Average
Pay	15	20	25	30	35	40	45

$200,000	48,300	64,400	80,500	96,600	112,700	117,700	122,700
$250,000	61,300	81,700	102,100	122,500	142,900	149,200	155,400
$300,000	74,200	99,000	123,700	148,500	173,200	180,700	188,200
$350,000	87,200	116,300	145,300	174,400	203,500	212,200	221,000
$400,000	100,200	133,600	167,000	200,400	233,800	243,800	253,800
$500,000	126,100	168,200	210,200	252,300	294,300	306,800	319,300
$600,000	152,100	202,800	253,500	304,200	354,900	369,900	384,900
$700,000	178,000	237,400	296,700	356,100	415,400	432,900	450,400
$800,000	204,000	272,000	340,000	408,000	476,000	496,000	516,000
$900,000	229,900	306,600	383,200	459,900	536,500	559,500	581,500

      The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Pyott, 18 years; Dr. Kaplan, 29 years; Mr. Ball, 22 years; Mr. Brandt, 25 years; Ms. Schiavo, 30 years; and Mr. Tunney, 30 years.

CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

      The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, “change in control” of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company (unless the Board approves the acquisition) or 33% or more of the voting stock (with or without Board approval), certain business combinations involving the Company and dispositions of Company assets, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive’s highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company’s Management Bonus Plan or Executive Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits are as follows: Dr. Kaplan, Ms. Schiavo, Messrs. Pyott, Ball,

Tunney, Brandt and six other corporate vice presidents — three years; nine senior vice presidents — two years; and twenty-six other covered executives — one year.

      In addition, the Company’s SRP, 1989 Incentive Compensation Plan, Savings and Investment Plan, Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan, Pension Plan, Nonemployee Director Stock Plan and 2001 Premium Priced Stock Option Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company (using the same definition of change in control as used in the change in control agreements).

      The Organization and Compensation Committee has approved a severance pay policy for executive officers whose employment is terminated as a result of a reduction in force, mutual resignation or sale of a business unit where the officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the officer’s years of service with the Company. For Corporate Vice Presidents having 15 or more years of service, the severance pay is two times the highest annual salary in the prior five years plus two times the average of the two highest bonuses paid in the prior five years. These officers are also entitled to two years of pension credit, two years of continued coverage in medical, dental and vision plans, continued participation in flexible spending accounts for the two-year severance period, continued access to a car allowance, tax and financial planning and gasoline reimbursement over those two years, and continued coverage in the Company’s life insurance and disability coverage in the two-year period. For Corporate Vice Presidents having between 8 and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than medical, dental and vision coverage during the severance pay period. For Corporate Vice Presidents having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

      Francis R. Tunney resigned as an officer of the Company effective July 31, 2001, and the position of Corporate Vice President — Administration was eliminated by the Company. Mr. Tunney, however, has agreed pursuant to a letter agreement dated July 20, 2001 to remain employed with the Company and, at the request of the Company’s Chief Executive Officer or its General Counsel, to perform consulting services to the Company through his formal retirement date, August 23, 2002. Pursuant to the terms of the letter agreement, Allergan has agreed to pay Mr. Tunney his regular yearly salary of $373,000, on a bi-weekly basis, through August 23, 2002. Mr. Tunney also received a pro rated bonus in the amount of $119,700 under the Company’s 2001 Management Bonus Plan for the seven months in 2001 during which he was employed by the Company as Corporate Vice President — Administration. Additionally, pursuant to the terms of the 1989 Incentive Compensation Plan, on Mr. Tunney’s retirement date any remaining unvested employee stock options held by Mr. Tunney will become vested and exercisable.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

      As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter to amongst other things: administer the Company’s Management Bonus Plan, Executive Bonus Plan, 1989 Incentive Compensation Plan and 2001 Premium Priced Stock Option Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for executive officers.

      Allergan’s executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value of the Company by achieving specific financial and strategic objectives.

      Allergan’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable pharmaceutical and diversified health care companies;

•	annual incentive compensation that varies in a consistent manner with achievement of individual objectives and financial performance objectives of the Company; and

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

      In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

Base Salary

      Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical and diversified health care companies. The Company’s Corporate Compensation department, in an effort to obtain a broad base of data, participates in a number of salary surveys, regularly obtains commercially available surveys and consults with outside, independent compensation specialists. In conducting its analysis, the Company attempts, when data is available, to include data from companies included in the S&P Health Care (Diversified) Index and other S&P Health Care indices, as well as from companies subjectively considered comparable based on such factors as size, product lines, employment levels and market capitalization.

      Allergan’s salary increase program is designed to reward individual performance consistent with the Company’s overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases. For 2001 and 2002, the executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from the pharmaceutical and health care industries. The named executive officers, not including Mr. Tunney, received an average salary increase of 10.2% effective January 2002 to reflect competitive market conditions, performance and contributions.

The Management Bonus Plan

      The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee’s award is expressed as a percentage of the participant’s year-end base salary. Bonus targets begin at 10% for managers and in 2001 ranged from 40% to 55% for executive officers (excluding the Chief Executive Officer), it being the Committee’s compensation philosophy that increasing portions of compensation should be “at risk” for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for Allergan to meet its short- and long-term business goals. A participant’s individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor’s review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 2001 included achieving financial targets, identifying and pursuing new business opportunities and strategic alliances, obtaining regulatory approvals for new products as well as new indications for existing products, introducing new products into designated markets, and identifying and implementing cost reduction measures. This information (or summaries thereof) is generally considered by the Committee in an evaluation of overall performance of the executive officers for purposes of determining the actual bonus.

      There are two Management Bonus Plans for 2002. The plans are the 2002 Management Bonus Plan (the “Management Plan”) and the 2002 AMO Pre-Spin Management Bonus Plan (the “Pre-Spin Management Plan”). The Pre-Spin Management Plan was implemented to provide incentive for management-level employees of the Company whose employment transfers to Advanced Medical Optics, Inc. (“AMO”) in connection with the spin-off transaction of the Company’s ophthalmic surgical and contact lens care businesses. If the spin-off transaction has not occurred by December 31, 2002, bonuses will not be distributed under the Pre-Spin Management Plan and the Company’s management-level employees who were eligible for bonuses under the Pre-Spin Management Plan will instead be eligible for bonuses under the Management Plan.

      The Management Plan will be funded according to the achievement of a pre-established 2002 Earnings Per Share (“EPS”) target, as approved by the Committee in January 2002. The EPS target was based on corporate objectives established as part of the annual operating plan process. The EPS target will not include results of the AMO businesses involved in the spin-off transaction. If, however, the spin-off transaction does not occur prior to December 31, 2002, the EPS target will include results of the AMO businesses. The bonus pool will be funded at 100% if the EPS target is achieved, and the bonus pool will automatically adjust if 2002 EPS surpasses or falls below the EPS target, up to a maximum funding level of 140%. Once funded, the bonus pool will be allocated to the Company’s business units based on the units’ respective operating income results compared to the 2002 budget. That is, if a business unit is above budgeted operating income, it will receive a greater share of the bonus pool than a business unit that is below the operating income budget. The Committee will use the business unit allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer’s business unit.

      The Pre-Spin Management Plan will be funded according to the achievement of a pre-established 2002 Pre-Tax Income (“PTI”) target for AMO, as approved by the Committee in January 2002. The PTI target was based on corporate objectives established for AMO as part of the spin-off transaction. The bonus pool will be funded at 100% if the PTI target is achieved, and the bonus pool will automatically adjust if the 2002 PTI surpasses or falls below the PTI target, up to a maximum funding level of 140%.

      The Management Bonus Plan for 2001 followed the same design as the Management Plan, with an EPS target as its one funding component. For 2001, the EPS result was equal to the 2001 EPS target. As a result, the Committee approved a total bonus fund of approximately $12.4 million for approximately 534 participating employees. The Committee then allocated this bonus pool to the business functions (and their respective executive officers) based on the functions’ respective operating income results compared to budgeted amounts for 2001.

The Executive Bonus Plan

      Through 1998, the Chief Executive Officer’s bonus was granted under the Management Bonus Plan discussed above. The Company and its stockholders approved a new Executive Bonus Plan in 1999 to cover bonus compensation to the Chief Executive Officer in the years 1999 and beyond. The Chief Executive Officer is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company’s Chief Executive Officer. Incentive compensation under the plan is based on the achievement of performance objectives established by the Committee for each plan year.

      For 2002, the Chief Executive Officer’s award under the Executive Bonus Plan will be based on the Company’s attainment of a pre-established EPS target — the same target approved for other managers of the Company under the Management Plan discussed above. As with the Management Plan, the EPS target under the 2002 Executive Bonus Plan will not include results of the AMO businesses involved in the spin-off transaction. If, however, the spin-off transaction does not occur prior to December 31, 2002, the EPS target will include results of the AMO businesses. The Chief Executive Officer’s award is expressed as a percentage of year-end annualized base salary but may not exceed $5,000,000 in any calendar year. For 2002, the Chief Executive Officer will receive a bonus of up to 140% of base salary, depending on EPS performance. The Chief Executive Officer’s individual performance targets for 2002 will include the performance of the AMO businesses before completion of the spin-off transaction, as well as the successful transition of AMO upon completion of the spin-off transaction.

      For 2001, Mr. Pyott’s award was based on the attainment of a corporate EPS target that the Company achieved. Therefore, the Committee approved a bonus of $875,000 for Mr. Pyott, based on the Committee’s assessment of Mr. Pyott’s achievements of his objectives for 2001. The Committee noted particularly the Company’s profitable growth during 2001, Mr. Pyott’s effective implementation of strategic plans, the successful implementation of research and development and marketing collaborations, his successful recruit-

ing efforts to fill key positions, his efforts to reduce operating expense ratios on a global basis, and his successful planning and announcement of the AMO spin-off transaction.

Incentive Compensation Plan

      The 1989 Incentive Compensation Plan (the “Incentive Plan”) authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The Incentive Plan has been designed to:

•	focus attention on building stockholder value through meeting longer-term financial and strategic goals;

•	link management’s financial success to that of the stockholders via broad-based participation of Allergan employees;

•	balance long-term with short-term decision making; and

•	encourage and create ownership and retention of the Company’s Common Stock.

      Each January, the Committee considers long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically based upon a comparison of Allergan to survey data prepared and analyzed by the national consulting firm William M. Mercer, Incorporated in order to approximate the 75th percentile level compensation if the Company is successful and that success results in increased stock prices.

      In February 2001, the Committee approved a grant to Mr. Pyott of 148,100 nonqualified stock options under the Incentive Plan. The Committee was influenced by, among other things, competitive compensation requirements necessary to retain Mr. Pyott, Mr. Pyott’s successful management of growth at Allergan, and his effective organizational and communications skills. In the case of each of the other named executives, the stock award was within the Company’s guideline and reflects the assessment of individual performance as well as the performance of the Company as discussed above. In determining the specific award to the Chief Executive Officer and each of the other named executives, the Committee considers a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

2001 Premium Priced Stock Option Plan

      In April 2001, the Company initiated a new stock option plan known as the Allergan, Inc. 2001 Premium Priced Stock Option Plan (the “2001 Plan”). The 2001 Plan authorizes the Board, upon the recommendation of the Organization and Compensation Committee, to grant up to an aggregate of 2,400,000 premium-priced options (the “2001 Premium Options”) to Allergan’s managers predominantly at the level of Vice President and above. The purpose of the 2001 Plan is to further align Allergan’s management with the interests of its stockholders by providing additional long-term incentives which reward exceptional stock price performance. The Company granted most of the 2001 Premium Options in July 2001, including 84,000 to the Chief Executive Officer and 42,000 to each of the Company’s nine Corporate Vice Presidents.

      Each grant of 2001 Premium Options was divided into three tranches of equal size. Each tranche has its own purchase price for the associated Common Stock (the “Option Exercise Price”). The Committee determined the Option Exercise Price for each tranche at the date of the grant, as follows:

•	The Option Exercise Price for the first tranche ($91.92) was equal to one hundred twenty percent (120%) of the Fair Market Value of a share of Common Stock on the date the 2001 Premium Option was granted.

•	The Option Exercise Price for the second tranche ($110.30) was equal to one hundred twenty percent (120%) of the Option Exercise Price for the first tranche.

•	The Option Exercise Price for the third tranche ($132.36) was equal to one hundred twenty percent (120%) of the Option Exercise Price for the second tranche.

      “Fair Market Value” is defined as the average of the high and low trading price of the Common Stock on the date of the grant. Each tranche vests separately upon the earlier of five years from the date of grant or the date that the closing price of the Company’s Common Stock on the stock exchange equals or exceeds the Option Exercise Price for that tranche.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the Chief Executive Officer and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

      All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

      The 1989 Incentive Compensation Plan, as amended, and the Executive Bonus Plan, both approved most recently by the stockholders in April 1999, were designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended, as is the 2001 Plan, approved by the stockholders in April 2001.

Committee Activities

      The Committee held four formal meetings in 2001 as well as many interim discussions. The following summarizes the Committee’s major activities in 2001:

•	Evaluated Chief Executive Officer performance.

•	Reviewed and determined 2001 salary increases for each corporate officer based on the officer’s performance.

•	Determined 2000 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 2001 Management Bonus Plan’s corporate financial objective.

•	Approved the 2001 Executive Bonus Plan performance criteria.

•	Reviewed and recommended 2001 stock awards for executive officers as well as for other participants, totaling approximately 748.

•	Implemented stock option grants under the 2001 Premium Priced Stock Option Plan.

•	Reviewed management development and succession plans.

•	Recommended the election of corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

•	Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The President and Chief Executive Officer is expected to hold five times his salary in Company stock; and the guideline for Corporate Vice Presidents is two times salary. Grants of restricted stock, as well as 50% of the value of vested stock options are included for purposes of this calculation.

•	Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

      The Company, with the approval of the Committee, has retained the services of William M. Mercer, Incorporated, a Human Resources consulting firm, to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to William M. Mercer, Incorporated. As part of its services, William M. Mercer, Incorporated reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan, Executive Bonus Plan, and 2001 Plan.

ORGANIZATION AND COMPENSATION
COMMITTEE,

Mr. William R. Grant, Chairman
Mr. Handel E. Evans
Mr. Michael R. Gallagher
Ms. Karen R. Osar
Mr. Leonard D. Schaeffer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No member of the Company’s Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Organization and Compensation Committee.

AUDIT AND FINANCE COMMITTEE REPORT

      The Audit and Finance Committee (the “AFC”) of the Board of Directors of Allergan issues the following report for inclusion in the Company’s Proxy Statement in connection with the Company’s Annual Meeting scheduled for April 24, 2002. (For further information on the AFC, its role and responsibilities, please see page 6.)

1.	The AFC has reviewed and discussed the audited financial statements for the year ending December 31, 2001, with management of the Company and with the Company’s independent auditors, KPMG LLP.

2.	The AFC has discussed those matters required by Statement on Auditing Standards No. 61 (“Communications with Audit Committees”) with KPMG LLP.

3.	The AFC has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 confirming KPMG’s independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management (including whether the independent auditors’ provision of information technology services, if any, and other non-audit services to the Company is compatible with the auditors’ independence).

4.	After the discussions referenced in paragraphs 1 through 3 above, the AFC recommended to the Board of Directors that the audited financial statements for the fiscal year ending December 31, 2001 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE,

Ms. Karen R. Osar, Chair
Mr. Gavin S. Herbert
Mr. Louis T. Rosso
Mr. Leonard D. Schaeffer
Anthony H. Wild, Ph.D.

AUDIT FEES

      KPMG LLP fees for its annual audit and review of financial statements including the Company’s Form 10-Q’s for 2001 were $746,000.

FINANCIAL INFORMATION SYSTEMS AND IMPLEMENTATION FEES

      KPMG LLP was not engaged during 2001 to perform, and thus no fees were paid for, any services related to financial information system design or implementation.

ALL OTHER FEES

      KPMG LLP fees for services unrelated to the annual audit and quarterly reviews for 2001 were $412,000 for audit related services and $1,783,000 for other non-audit related fees. Audit related services consist principally of issuance of letters to underwriters, statutory audits of foreign subsidiaries and audits of financial statements of certain employee benefit plans. Other non-audit related fees consist of tax compliance and other accounting related services.

STOCK PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Health Care (Diversified) Index for the period beginning December 31, 1996 and ending December 31, 2001. The graph assumes that all dividends have been reinvested.

INDEPENDENT AUDITORS

      KPMG LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors selects the independent auditors.

ANNUAL REPORT

      The Annual Report to Stockholders for the year ended December 31, 2001 accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material. The Company will provide, without charge, a copy of its most recent Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

DEADLINE FOR STOCKHOLDER PROPOSALS

      Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2003 proxy solicitation materials must, in addition to other applicable requirements, set forth such proposal in writing and send the proposal to the Secretary of the Company so that it is received on or before November 15, 2002.

OTHER BUSINESS

Presented by Management

      As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the annual meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

Presented by Stockholders

      Pursuant to the Company’s Restated Certificate of Incorporation, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days’ notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than 10 days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business.

By Order of the Board of Directors

Douglas S. Ingram
Secretary

Irvine, California

March 15, 2002

EXHIBIT A

Allergan, Inc.

FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2001

      This financial review presents the operating results for Allergan, Inc. for each of the three years in the period ended December 31, 2001, and its financial condition at December 31, 2001. This review should be read in connection with the information presented in the Consolidated Financial Statements and the related Notes to the Consolidated Financial Statements.

      Allergan, Inc. (the Company), headquartered in Irvine, California, is a technology-driven, global health care company that develops and commercializes specialty pharmaceutical products for the ophthalmic, neurological, dermatological and other specialty markets as well as ophthalmic surgical devices and contact lens care solutions.

      Incorporated in 1948, the Company employs approximately 6,400 professionals around the world. The Company is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, cataracts, dry eye, psoriasis, acne, photodamage, movement disorders, metabolic disease, and various types of cancer. With 2001 sales in excess of $1.6 billion, the Company is an innovative leader in therapeutic and over-the-counter products that are sold in more than 100 countries around the world.

      The Company operates in four regions: North America, Latin America, Europe and Asia Pacific. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

      In each region, the Company markets products in two product lines: Specialty Pharmaceuticals and Optical Medical Devices. The Specialty Pharmaceutical line produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox® (Botulinum toxin type A) for therapeutic neuromuscular disorders and related pain as well as cosmetic facial aesthetics. The Optical Medical Devices product line consists of the Ophthalmic Surgical and Contact Lens Care business. The Ophthalmic Surgical line produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care line produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for products in all geographic operating segments.

      In 2001, 2000 and 1999, the Company participated in the following research and development and marketing collaboration activities:

      In December 2001, the Company entered into a global licensing agreement with Laboratoires Thea S.A. for the use of the ABAKTM device, a multi-dose system for the delivery of preservative-free eye drops.

      In July 2001, the Company entered into an agreement with Procter and Gamble Pharmaceuticals, Inc., for the co-promotion of Tazorac® (tazarotene cream and gel 0.05% and 0.1%) to the general practitioner market in the United States.

      In June 2001, the Company entered into a collaboration agreement with Inspire Pharmaceuticals, Inc. for the right to develop and commercialize INS365 Ophthalmic, a compound for the treatment of dry eye.

      In May 2001, the Company entered into a license and collaboration agreement with Oculex Pharmaceuticals, Inc. for the right to develop and commercialize various compounds for the treatment of serious conditions affecting the retina and back of eye based on Oculex’s proprietary biodegradable and reservoir drug delivery technologies.

      In April 2001, the Company entered into agreements with Bardeen Sciences Company, LLC (BSC) pursuant to which the Company transferred to BSC a portfolio of compounds and projects, agreed to perform research and development on the portfolio in exchange for a fee from BSC, acquired certain commercialization rights to the portfolio, and acquired an option to acquire, under certain circumstances, all of the outstanding equity of BSC. The agreements are described more fully in Note 6 to the Consolidated Financial Statements.

      In February 2001, the Company expanded to include global rights, its multi-year distribution agreement with Surgical Instrument Systems AG (SIS), to commercialize the AmadeusTM microkeratome.

      In December 2000, the Company entered into a license agreement with Photochemical Co., Ltd., for the right to develop and commercialize ATX-S10, a compound used for photodynamic therapy of age-related macular degeneration.

      In December 2000, the Company entered into a collaboration agreement with Aurora Biosciences Corporation, focused on ion channel drug discovery for ophthalmic indications.

      In August 2000, the Company entered into a license agreement with Kyorin Pharmaceuticals, for the development and commercialization of gatifloxacin for the treatment of ocular infections in all territories except Japan, Korea, China, and Taiwan.

      In August 2000, the Company entered into a Strategic Partnership Agreement with Allegiance, a subsidiary of Cardinal Health, to co-market Custom Surgical Procedure Packs in Europe, Africa, and the Middle East ophthalmic surgery markets.

      In July 2000, the Company entered into a strategic global alliance with Vistakon, a division of Johnson & Johnson, that will include research, educational, marketing, and co-detailing initiatives worldwide. The Company gave a six month notice of termination in January 2002, however, many local agreements will continue.

      In May 2000, the Company entered into an exclusive, multi-year distribution agreement with Surgical Instrument Systems AG (SIS), to commercialize the AmadeusTM microkeratome in both North America and Latin America.

      In May 2000, the Company entered into a marketing alliance with VISX Incorporated, to co-market Allergan Surgical products and VISX diagnostic and treatment equipment in the U.S.

      In May 2000, the Company entered into a license and multi-year research collaboration agreement with the Center for Applied Microbiology and Research (CAMR) to accelerate the commercial availability of CAMR’s novel neurotoxin-based technology that targets the treatment of acute and chronic pain conditions.

      In March 2000, the Company entered into a collaboration agreement with ISTA Pharmaceuticals, in which it will commercialize Vitrase, a drug used for the treatment of severe vitreous hemorrhage, in all markets except Mexico and Japan.

      In February 2000, the Company entered into a multi-year, multi-product segment alliance agreement with Dura Pharmaceuticals, to commercialize selected Allergan products in the U.S. primary care and respiratory segments. This alliance agreement terminated in August 2001.

      In December 1999, the Company acquired an exclusive license to a patented use of neurotoxins like Botox® in specific medical applications.

      In December 1999, the Company entered into a license agreement with Boehringer Ingelheim granting the Company the right to develop and commercialize epinastine for the treatment of ocular allergies.

      In November 1999, the Company entered into an agreement with 3M Pharmaceuticals, a division of Minnesota Mining and Manufacturing Company, to co-promote Allergan’s proprietary acne product, Tazorac®, in the U.S. dermatology market. This agreement terminated in June 2001.

      In October 1999, the Company entered into a three-year agreement with ChemRx Advanced Technologies, Inc. to provide the Company with a diverse compound screening library.

      In September 1999, the Company entered into a multi-year agreement with McNeil Consumer Healthcare, a subsidiary of Johnson & Johnson, to commercialize Allergan’s proprietary anti-infective,

Ocuflox® (ofloxacin ophthalmic solution) 0.3%, in the U.S. pediatric and selected general practitioner markets. This agreement terminated in December 2001.

      In July 1999, the Company entered into a license and research collaboration agreement with ACADIA Pharmaceuticals to discover, develop and commercialize compounds for glaucoma, based on ACADIA’s proprietary receptor-selective muscarinic lead compounds.

      In June 1999, the Company obtained an exclusive license from XOMA Ltd. to use recombinant BPI in combination with other anti-infectives to treat ophthalmic infections. This license agreement terminated in February 2001.

      In April 1999, the Company entered into a long-term marketing, sales and development partnership with Bioglan Pharma Plc to commercialize Zorac® (tazarotene gel 0.05% and 0.1%) in the United Kingdom, Ireland, Denmark, Sweden, Finland, and other international markets, including certain countries in the Middle East and Africa.

      In February 1999, the Company entered into a long-term marketing, sales and development partnership with Pierre Fabre Dermatologie to commercialize Zorac® in continental Europe and nearby territories.

SUBSEQUENT EVENT — DISCONTINUED OPERATIONS

      On January 22, 2002, the Company announced its intention to separate the Specialty Pharmaceutical and the Ophthalmic Surgical and Contact Lens Care product lines into two separate companies. The Company, subject to certain conditions, intends to launch a new company (which has been named Advanced Medical Optics, Inc.) by spinning off the Ophthalmic Surgical and Contact Lens Care businesses to its stockholders by means of a tax-free dividend. The Ophthalmic Surgical business includes intraocular lenses, phacoemulsification equipment, viscoelastics, and other refractive surgical products. The Contact Lens care product line consists of disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. The spin-off is expected to be completed by July 1, 2002 and Advanced Medical Optics, Inc. (AMO) is expected to raise $275 million in debt financing at or before the time of the spin-off, the net proceeds of which will be used to pay-off certain existing debt with any remaining balance remitted to the Company in connection with the distribution The Company and AMO expect to incur estimated expenses of $150 million to $200 million in connection with costs associated with the spin-off. Additionally, management has estimated that approximately $50 million to $60 million of additional annual costs will be incurred by AMO and approximately $15 million to $20 million of additional net costs will be incurred by the Company associated with disynergies, contract manufacturing arrangements and changes to cost and debt capital structure as a result of the separation of the companies. See Note 2 to the Consolidated Financial Statements for certain AMO financial information as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001.

Results of Operations

     Net Sales

      The following table sets forth, for the periods indicated, net sales by major product line.

	Year Ended December 31,

	2001	2000	1999

	(in millions)
Specialty Pharmaceuticals:
Eye Care Pharmaceuticals	$745.8	$675.3	$571.2
Skin Care	78.9	68.7	76.6
Botox®	309.5	239.5	175.8

Total	1,134.2	983.5	823.6

Optical Medical Devices:
Ophthalmic Surgical	253.9	250.4	222.9
Contact Lens Care	297.1	328.7	359.7
Total	551.0	579.1	582.6

Total Product Net Sales	$1,685.2	$1,562.6	$1,406.2

Domestic	55.4%	51.7%	48.1%
International	44.6%	48.3%	51.9%

      Net sales for 2001 were $1.685 billion, which was an increase of $122.6 million or 8% over 2000. Foreign currency fluctuations in 2001 decreased sales by $57.2 million or 4% as compared to average rates in effect in 2000. At constant currency rates, sales increased by $179.8 million or 12% over 2000.

      Net sales increased in 2001 compared to 2000 primarily as a result of increases in sales in three product lines, partially offset by a decrease in sales of Contact Lens Care Products. Eye Care Pharmaceutical sales increased by $70.5 million, or 10%; sales of Botox® Purified Neurotoxin Complex increased by $70.0 million, or 29%; and Skin Care sales increased by $10.2 million, or 15% in 2001. Eye Care Pharmaceutical sales increased primarily as a result of the launch of the Company’s new glaucoma drug, LumiganTM (bimatoprost ophthalmic solution 0.03%) in the first quarter, the launch of Alphagan® P (brimonidine tartrate ophthalmic solution 0.15%) ophthalmic solution for glaucoma in the third quarter, and the growth in sales of the anti-infective Ocuflox®. Eye Care Pharmaceutical sales increased by 20% in the United States and 4% at constant currency rates in international markets in 2001 compared to 2000. Eye Care Pharmaceutical sales in international markets decreased due to adverse currency fluctuations by $20.3 million, or 7%, primarily as a result of the decline in the value of the euro and the Brazilian real compared to the dollar. Botox® sales increased as a result of strong growth in both the United States and international markets. Allergan believes its worldwide market share is over 80% for medical neurotoxins including Botox®. Although the market for neurotoxins continues to expand, the rate of growth of Botox® was slightly impacted by the introduction of a competing toxin in 2001. Skin Care sales increased primarily as a result of strong sales of Tazorac® in the United States where it is FDA approved to treat both psoriasis and acne. Contact Lens Care sales decreased by $31.6 million, or 10% from 2000 to 2001. Contact Lens Care sales in the United States decreased 13% between 2000 and 2001 primarily due to a decrease in sales of private-label cold-chemical one-bottle disinfection systems, peroxide-based disinfection systems, and ancillary products. International Contact Lens Care sales decreased 9%. Currency fluctuations had a negative impact on international sales of $17.3 million, or 7%, attributable to the weakening Japanese yen and euro vs. the dollar. At constant currency rates, international Contact Lens Care sales decreased $4.3 million, or 2%, primarily attributable to the decrease in sales of peroxide-based disinfection and ancillary products partially offset by an increase in sale of the Company’s one-bottle cold-chemical disinfection system, Complete®.

      Net sales for 2000 were $1.563 billion, which was an increase of $156.4 million or 11% over 1999. Foreign currency fluctuations in 2000 decreased sales by $42.6 million or 3% as compared to average exchange rates in effect in 1999. At constant currency rates, sales increased by $199.0 million or 14% over 1999.

      Net sales increased in 2000 compared to 1999 primarily as a result of increases in sales in three product lines, partially offset by a decrease in sales of Contact Lens Care Products. Eye Care Pharmaceutical sales increased by $104.1 million, or 18%; sales of Botox® increased by $63.7 million, or 36%; and Ophthalmic Surgical sales increased by $27.5 million, or 12% in 2000. Eye Care Pharmaceutical sales increased primarily as a result of growth in sales of Alphagan® ophthalmic solution. Sales growth in international markets decreased due to currency, by $19.3 million, or 8%, primarily as a result of a decrease in the value of the euro compared to the dollar. Sales increased by 28% in the United States and 14% at constant currency rates in international markets in 2000 compared to 1999. Botox® sales increased as a result of strong growth in both the United States and international markets. Ophthalmic Surgical sales increased primarily as a result of strong sales of Allergan’s Sensar® acrylic intraocular lens (IOL), silicone IOLs, and phacoemulsification equipment. Such increases were partially offset by a decrease in sales of PMMA IOLs. Contact Lens Care sales decreased by $31.0 million, or 9% from 1999 to 2000. While Contact Lens Care sales in the United States were consistent between 1999 and 2000, international sales decreased 11%. Currency fluctuations had a negative impact of $10.7 million, or 4%, attributable to the weakening euro vs. the dollar somewhat offset by the strengthening of the Japanese yen vs. the dollar. At constant currency rates, international Contact Lens Care sales decreased $19.7 million, or 7%, primarily attributable to the decrease in sales of peroxide-based disinfection and ancillary products as consumers increased their use of lower priced one-bottle cold-chemical disinfection systems.

      The following table sets forth, for periods indicated, net sales by geographic segment.

	Year Ended December 31,

	2001	2000	1999

	(in millions)
United States	$928.1	$803.8	$669.2
Europe	344.5	354.9	377.1
Asia Pacific	239.2	233.8	211.3
Other	168.5	166.3	141.7

Segments total	1,680.3	1,558.8	1,399.3
Manufacturing operations	4.9	3.8	6.9

Total Product Net Sales	$1,685.2	$1,562.6	$1,406.2

      Net sales increased in 2001 by $179.8 million on a constant currency basis, offset by a decrease in net sales of $57.2 million caused by changes in exchange rates. United States net sales increased $124.3 million. Net sales in Europe decreased $10.4 million primarily attributable to the weakening of the euro vs. the dollar as sales in constant currency were consistent between 2000 and 2001. Asia Pacific net sales increased $29.8 million at constant currency rates, somewhat offset by a $24.4 million decrease from the weakening of the Japanese yen vs. the dollar. Net sales in the Other geographic segment increased by $22.6 million at constant currency rates, substantially offset by a $20.4 million decrease resulting from the weakening of the Brazilian real vs. the dollar. The currency weakness of $57.2 million in 2001 primarily impacted the Eye Care Pharmaceutical and Contact Lens Care businesses. The Eye Care Pharmaceutical business was impacted by the weakening Brazilian real and euro, while the Contact Lens Care business was impacted by the weakening of the Japanese yen and the euro.

      Net sales increased in 2000 by $199.0 million on a constant currency basis, offset by a decrease in net sales of $42.6 million caused by changes in exchange rates. United States net sales increased $134.6 million. Net sales in Europe increased $22.6 million at constant currency rates, but was more than offset by a $44.8 million decrease resulting from a weakening of the euro vs. the dollar. Asia Pacific net sales increased $19.7 million at constant currency rates. Net sales in the Other geographic segment increased by $25.2 million at constant currency rates. The currency weakness in 2000 primarily impacted the Eye Care Pharmaceutical and Contact Lens Care businesses, and resulted from the weakening of the euro. In addition, the strengthening of the Japanese yen somewhat offset the effects of the weakening euro in the Contact Lens Care business.

  Income and Expenses

      The following table sets forth the relationship to sales of various income statement items:

	Year Ended December 31,

	2001	2000	1999

Product net sales	100.0%	100.0%	100.0%
Cost of sales	24.3	27.5	28.9

Product gross margin	75.7	72.5	71.1
Research services margin	0.2	0.2	0.2
Other operating costs and expenses:
Selling, general and administrative	41.8	41.5	41.8
Technology fees from related party	(0.1)	(0.2)	(0.4)
Research and development	15.2	12.5	12.0
Restructuring charge reversal	(0.1)	(0.1)	(0.7)
Asset write-off reversal	—	—	(0.1)

Operating income	19.1	19.0	18.7
Gains/(loss) on investments, net	(0.3)	0.1	1.0
Unrealized gains on derivative instruments	0.4	—	—
Contribution to The Allergan Foundation	—	—	(0.5)
Other non-operating income (expense), net	0.8	0.3	(0.1)

Earnings before income taxes and minority interest	20.0%	19.4%	19.1%

Net earnings	13.3%	13.8%	13.4%

  Gross Margin

      The Company’s gross margin percentage increased by 3.2 percentage points from 72.5% in 2000 to 75.7% in 2001 and by 1.4 percentage points from 71.1% in 1999 to 72.5% in 2000. The increases in gross margin percentage in both years were primarily the result of shifts in the product mix of sales. Higher margin Eye Care Pharmaceutical and Botox® sales represented a greater percentage of 2001 sales compared to 2000, and 2000 sales compared to 1999.

  Selling, General and Administrative

      Selling, general and administrative expenses as a percentage of net sales increased in 2001 to 41.8% from 41.5% in 2000. The percentage increase in 2001 was the result of an increase in promotion, selling, marketing, and general and administrative expenses in both dollars and as a percentage of sales. This increase was primarily attributable to increased selling expenses associated with the launch of LumiganTM and Alphagan® P in the United States. Selling, general and administrative expenses as a percentage of net sales decreased in 2000 to 41.5% from 41.8% in 1999. The percentage decrease in 2000 was the result of an increase in promotion, selling, and marketing expenses which were more than offset by a decrease in general and administrative expenses as a percentage of sales.

  Research and Development

      Research and development expenses increased by 31% in 2001 to $256.5 million compared to $195.6 million in 2000 and $168.4 million in 1999. Research and development spending does not include research and development spending performed under contracts with Allergan Specialty Therapeutics, Inc. (ASTI) in 2001, 2000, and 1999 or with Bardeen Sciences Corporation, LLC (See Note 6 to the Consolidated Financial Statements), in 2001.

      In April 2001, the Company purchased all of the outstanding Class A Common Stock of ASTI for $71.0 million in cash. This resulted in a charge of $40.0 million associated with in-process research and development and the recording of $31.0 million in capitalized core technology. Excluding the effect of the

$40.0 million charge, research and development expenses would have increased $20.9 million or 11%, compared to 2000. Research and development spending increased in 2001 as a result of the Company’s expanded research efforts, particularly in technologies not currently commercialized by the Company, as well as Skin Care and Botox® research and development. Research and development spending increased in 2000 as a result of the expanded research efforts in Eye Care Pharmaceutical and Botox® research and development. Research and development expenditures are allocated to each product line, with higher rates of investments allocated to Eye Care Pharmaceuticals and Botox®.

  Special Charges

      During 1998, the Company recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company’s product lines and businesses and a review of the G&A cost structure and manufacturing capabilities during 1998. During the years ended December 31, 2001, 2000 and 1999, severance payments of $3.0 million, $4.0 million and $8.5 million, respectively, were made to 121, 20 and 323 terminated employees, respectively, associated with the reduction of G&A staff and manufacturing facilities.

      In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction did not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring plan in 1999.

      In 2001, the Company reviewed all restructuring activities related to the 1998 restructuring charge and determined that all activities were completed. As a result, the remaining accrual of $1.7 million representing primarily an accrual for severance and facility closure costs was eliminated. There will be no further activities related to the 1998 restructuring plan.

      The following table presents the restructuring activities through December 31, 2001 resulting from the 1998 restructuring charge (in millions):

		Facility	Abandonment
	Payments	Closure	of
	to Employees	and	Computer
	Involuntarily	Consolidation	Software	Other	Total
	Terminated	Costs	Costs	Costs	Restructuring

Net charge during 1998	$22.7	$28.9	$10.6	$12.6	$74.8
Assets written off during 1998	—	(25.3)	(10.6)	(4.8)	(40.7)
Spending during 1998	(3.6)	—	—	(7.4)	(11.0)

Balances as of December 31, 1998	19.1	3.6	—	0.4	23.1
Adjustments during 1999	—	(0.3)	—	0.3	—
Net credit during 1999	(2.6)	(0.7)	—	(0.5)	(3.8)
Assets written off during 1999	—	(0.3)	—	—	(0.3)
Spending during 1999	(8.5)	(0.4)	—	—	(8.9)

Balances as of December 31, 1999	8.0	1.9	—	0.2	10.1
Adjustments during 2000	(0.5)	0.4	—	0.1	—
Spending during 2000	(4.0)	—	—	(0.1)	(4.1)

Balances as of December 31, 2000	3.5	2.3	—	0.2	6.0
Net credit during 2001	(0.5)	(1.2)	—	—	(1.7)
Spending during 2001	(3.0)	(1.1)	—	(0.2)	(4.3)

Balances as of December 31, 2001	$—	$—	$—	$—	$—

      In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, office facilities in Europe, assets related to certain skin care products and certain other assets. In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999.

      In 1996, the Company recorded a $70.1 million restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation. The Company began restructuring activities in Europe in 1996 and completed them in 1999. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999. In 2000, the Company completed all restructuring activities related to the 1996 restructure charge and eliminated the remaining accrual of $2.0 million.

  Operating Income

      Operating income was $321.1 million or 19% of product net sales in 2001, $296.4 million or 19% of product net sales in 2000, and $263.5 million or 19% of product net sales in 1999.

      Operating income increased by $24.7 million from $296.4 million or 19% of product net sales in 2000 to $321.1 million or 19% of product net sales in 2001. Such increases were the result of the $122.6 million or 8% increase in product sales, combined with the 3.2 percentage point increase in gross margin percentage from 2000 to 2001. Such increases were partially offset by the $56.3 million increase in selling, general, and administrative expenses, net of technology fees from a related party, and by the increase in research and development expenses of $60.9 million.

      Operating income and operating income percentage increased by $32.9 million from $263.5 million or 19% of product net sales in 1999 to $296.4 million or 19% of product net sales in 2000. Such increases were the result of the $156.4 million or 11% increase in product net sales, combined with the 1.4 percentage point increase in gross margin percentage from 1999 to 2000. Such increases were partially offset by the $65.2 million increase in selling, general, and administrative expenses, net of technology fees from related party, and by the increase in research and development expenses of $27.2 million.

      The following table presents operating income by geographic operating segment:

	Operating Income

	2001	2000	1999

	(in millions)
United States	$438.2	$342.9	$264.3
Europe	89.8	96.6	113.4
Asia Pacific	52.3	44.9	24.1
Other	36.9	30.9	29.2

Segments total	617.2	515.3	431.0
Manufacturing operations	126.2	97.0	95.0
Research and development	(256.5)	(195.6)	(168.4)
Research services margin	4.2	3.5	2.9
Restructuring charge reversal	1.7	2.0	9.6
Asset write-off reversal	—	—	1.4
Elimination of inter-company profit	(190.1)	(152.6)	(150.6)
General corporate	18.4	26.8	42.6

Operating income	$321.1	$296.4	$263.5

      The Company operates in regions or geographic operating segments. The United States information is presented separately as it is the Company’s headquarters country, and U.S. sales represented 55.4%, 51.7% and 48.1% of total product net sales in 2001, 2000, and 1999, respectively. In the United States, sales to one major customer represented 10%, 9% and 8% of total product sales in 2001, 2000 and 1999, respectively. No other country, or single customer, generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

      Operating income attributable to each operating segment is based upon the management assignment of costs to such regions which includes the manufacturing standard cost of goods produced by the Company’s manufacturing operations (or the cost to acquire goods from third parties), freight, duty and local distribution costs, and royalties. Operating income for all operating segments and manufacturing operations also includes a charge for corporate services and asset utilization which permits management to better measure segment performance by including a cost of capital in the determination of operating income for each segment.

      Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and development costs are corporate costs. For the years ended December 31, 2001, 2000 and 1999, corporate costs also include the reduction of costs related to the reversal of special charges for restructuring and asset write-offs.

      Operating income in the United States increased by $95.3 million, or 28%, from $342.9 million in 2000 to $438.2 million in 2001. Such increase was primarily the result of the 15% net sales increase in the United States combined with the impact of a higher gross margin percentage in 2001. The higher gross margin is attributable to the shifts in the product mix of sales to higher margin Eye Care and Skin Care Pharmaceutical and Botox® sales. Operating income in the Europe segment decreased by $6.8 million, or 7% in 2001 compared to 2000. Such decrease was primarily the result of the 3% decrease in Europe net sales combined with an increase in promotion, selling, and marketing costs as a percentage of net sales. This was somewhat offset by the impact of a higher European gross margin percentage and a decrease of general and administrative expenses as a percentage of sales in 2001. Operating income in the Asia Pacific segment increased by $7.4 million, or 16% in 2001 compared to 2000. This increase was primarily the result of the 2% increase in Asia Pacific sales combined with the impact of a higher gross margin percentage and the leveraging of promotion, selling, and marketing expenses as a percentage of sales in 2001. Operating income in the Other segment increased by $6.0 million, or 19%, in 2001 compared to 2000 primarily as a result of the 1% increase in sales combined with the impact of a higher gross margin percentage. This was somewhat offset by an increase in selling, general and administrative expenses in 2001. Operating income from Manufacturing Operations increased by $29.2 million, or 30%, in 2001 compared to 2000 primarily as a result of an increase in gross margins from intercompany sales to other geographic segments at intercompany transfer prices.

      Operating income in the United States increased by $78.6 million, or 30%, from $264.3 million in 1999 to $342.9 million in 2000. Such increase was primarily the result of the 20% increase in United States net sales combined with the impact of a higher gross margin percentage and the leveraging of selling, general, and administrative expenses as a percentage of sales in 2000. Operating income in the Europe segment decreased by $16.8 million, or 15%, in 2000 compared to 1999. Such decrease was primarily the result of the 6% decrease in Europe net sales combined with a decrease in gross margin percentage attributable to the weakening of the euro vs. the dollar. Operating income in the Asia Pacific segment increased by $20.8 million, or 86% in 2000 compared to 1999. Such increase was primarily the result of the 11% increase in Asia Pacific sales combined with the impact of a higher gross margin percentage and the leveraging of selling, general, and administrative expenses as a percentage of sales in 2000. Operating income in the Other geographic segment increased by $1.7 million, or 6%, in 2000 compared to 1999 primarily as a result of the 17% increase in sales somewhat offset by an increase in selling, general and administrative expenses in 2000.

  Income Taxes

      The effective tax rate in 2001 was 32.5%, up from the 29.0% effective tax rate in 2000. Included in the 2001 operating income is the $40.0 million charge for in-process research and development associated with the acquisition of ASTI in the second quarter of 2001. The Company did not record an income tax benefit for this charge. Excluding the negative impact of the $40.0 million in-process research and development charge, the 2001 effective tax rate would have been 28.3% which is down slightly from the 2000 effective tax rate of 29.0% and is primarily attributable to increased research and development tax credits.

      The effective tax rate in 2000 was 29.0%, down from the 30.0% effective tax rate in 1999. The decline in 2000 was primarily attributable to increased research and development tax credits coupled with a decrease in foreign dividends.

  Net Earnings

      Net earnings were $224.9 million in 2001 compared to $215.1 million in 2000. The $9.8 million increase in net earnings in 2001 is primarily the result of the $24.7 million increase in operating income and an increase in non-operating income of $5.4 million, including the pre-tax effect of the adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” somewhat offset by an increase in income taxes of $20.3 million. Included in operating income is the $40.0 million charge for in-process research and development associated with the acquisition of ASTI in the second quarter of 2001. The Company did not record an income tax benefit for this charge. The increase in non-operating income includes a $5.1 million increase in net interest income, a $3.4 million unrealized gain on derivative instruments, net of the pre-tax effect of the adoption of SFAS No. 133, and a $3.1 million increase in Other, net. These increases were somewhat offset by a $5.2 million loss in 2001 associated with the permanent impairment of certain equity investments compared to a $1.0 million gain on investments in 2000. The increase in net interest income is associated with the full year effect of the issuance of Zero Coupon Convertible Subordinated Notes in November 2000. The net unrealized gain on derivative instruments relates to the mark to market adjustment required under SFAS No. 133, as well as the cumulative loss associated with the initial adoption of SFAS No. 133 on January 1, 2001. The increase in Other, net in 2001 vs. 2000 is primarily attributable to income associated with the mutual termination of a selling alliance agreement and the gain from the divestiture of certain pharmaceutical products in Latin America.

      Net earnings were $215.1 million in 2000 compared to $188.2 million in 1999. The $26.9 million increase in net earnings in 2000 is primarily the result of the $32.9 million increase in operating income and an increase in non-operating income of $1.9 million, offset by an increase in income taxes of $7.4 million. The increase in non-operating income includes a $4.9 million increase in net interest income associated with the issuance of Zero Coupon Convertible Subordinated Notes in November of 2000, the absence of contributions to The Allergan Foundation of $6.9 million and a decrease in gain on investments of $13.0 million in 2000 vs. 1999.

Liquidity and Capital Resources

      Management assesses the Company’s liquidity by its ability to generate cash to fund its operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; the extent of the Company’s stock repurchase program; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms.

      Historically, the Company has generated cash from operations in excess of working capital requirements. The net cash provided by operating activities was $361.2 million in 2001 compared to $354.1 million in 2000 and $254.3 million in 1999. Operating cash flow increased in 2001 compared to 2000 primarily as a result of the increase in net earnings. The increased cash outflow in “Other” related to various collaborations and other miscellaneous receivables which were offset by a decrease in cash used for trade receivables compared to 2000. Additionally, the increased cash outflow in “Accrued Expenses” is primarily the result of the Company’s payment of its pension obligation of approximately $33 million. Operating cash flow increased in 2000 compared to 1999 primarily as a result of the increase in net earnings and an increase in accrued expenses, offset by the increase in accounts receivable.

      Net cash used in investing activities was $176.8 million in 2001. Excluding the $70.2 million in net cash paid in connection with the acquisition of Allergan Specialty Therapeutics, Inc. (ASTI), cash used in investing activities would have been $106.6 million. The Company invested $89.9 million in expenditures for plant and equipment more fully described under “Capital Expenditures” below. Net cash used in investing activities was $85.3 million in 2000 including $66.9 million in expenditures for plant equipment and $8.0 million to acquire software. Net cash used in investing activities was $53.0 million in 1999 including $63.3 million in expenditures for plant and equipment, and $21.0 million to acquire software. Such expenditures in 1999 were offset by $33.8 million in proceeds from sale of investments.

      Net cash used in financing activities was $170.6 million in 2001, composed primarily of $47.5 million for payment of dividends and $130.9 million for purchases of treasury stock. Cash was provided by $30.9 million from sale of stock to employees. Net cash provided by financing activities was $345.8 million in 2000, composed primarily of proceeds from subordinated convertible borrowings of $400.0 million and $148.1 million from the sale of stock to employees. Net cash was used for the payment of dividends of $41.9 million, $122.8 million for purchases of treasury stock and $81.4 million in net repayments of debt, including notes payable, commercial paper and long-term debt. Net cash used in financing activities was $213.4 million in 1999, composed primarily of $37.0 million for payment of dividends, $225.3 million for purchases of treasury stock, and $2.7 million in repayments of long-term debt. Cash was provided by $22.8 million in long-term debt borrowings and $28.8 million from the sale of stock to employees.

      As of December 31, 2001, the Company had long-term credit facilities and a medium term note program. The credit facilities allow for additional borrowings of up to $299.4 million through 2002 and $288.0 million through 2003. The note program allows the Company to issue up to an additional $35.0 million in notes on a non-revolving basis. Borrowings under the credit facilities are subject to certain financial and operating covenants, including a requirement that the Company maintain certain financial ratios and other customary covenants for credit facilities of similar kind. In connection with the AMO spin-off, the Company will work with its lenders to revise, if required, its financial covenants in order to remain in compliance with its credit agreements. As of December 31, 2001, the Company had $49.4 million in borrowings from certain credit facilities, primarily yen dominated facilities, and $75.0 million under the note program.

      A substantial portion of the Company’s existing cash and equivalents are held by non-U.S. subsidiaries. These funds are planned to be utilized in the Company’s operations outside the United States. The Company has approximately $611.3 million in unremitted earnings outside the United States for which withholding and

U.S. taxes have not been provided. Tax costs could be incurred if these funds were remitted to the United States.

      The Company believes that the net cash provided by operating activities, supplemented as necessary with borrowings available under the Company’s existing credit facilities and existing cash and cash equivalents, will provide it with sufficient resources to meet working capital requirements, debt service and other cash needs over the next year.

      As described in Note 7 to the Consolidated Financial Statements, the Company estimates that over the next three to five years spending on various in-process research and development projects associated with the capitalized core technology in conjunction with the acquisition of ASTI, will range between $40 million and $80 million. The specific amount of spending will be determined annually based on the availability of research funds in conjunction with the Company’s planned level of research and development in the normal course of business.

  Capital Expenditures

      Expenditures for property, plant and equipment totaled $89.9 million for 2001, $66.9 million for 2000 and $63.3 million for 1999. Expenditures in 2001 include construction of a new research and development facility, expansion of manufacturing facilities and a variety of other projects designed to improve productivity. The Company expects to invest $100 million to $110 million in a new research and development facility and property, plant and equipment in 2002.

  Inflation

      Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by the Company. The competitive and regulatory environments in many markets substantially limit the Company’s ability to fully recover these higher costs through increased selling prices. The Company continually seeks to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

  Foreign Currency Fluctuations

      Approximately 44.6% of the Company’s revenues in 2001 were derived from operations outside the U.S., and a portion of the Company’s international cost structure is denominated in currencies other than the U.S. dollar. As a result, the Company is subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates. The Company routinely monitors its transaction exposure to currency rates and implements certain economic hedging strategies to limit such exposure, as appropriate. The impact of foreign currency fluctuations on the Company’s sales was as follows: a $57.2 million decrease in 2001, a $42.6 million decrease in 2000 and a $34.6 million decrease in 1999. The 2001 sales decrease included decreases of $19.6 million related to the Japanese yen, $18.1 million related to the Brazilian real and $11.5 million related to European currencies. The 2000 sales decrease included decreases of $44.8 million related to the euro offset by an $2.8 million increase related to the Japanese yen. The 1999 sales decrease included decreases of $37.4 million related to the Brazilian real and $15.0 million related to European currencies, offset by an $18.6 million increase related to the Japanese yen. See Note 1 to the Consolidated Financial Statements relative to the Company’s accounting policy on foreign currency translation.

      In December 2001, the Argentine peso devalued and decoupled from the U.S. dollar. While the Company does not have significant operations in Argentina, as net sales and net assets represent less than 1% of the Company’s total, the Company could be subject to foreign currency translation losses.

      In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to economically hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 14 to the Consolidated Financial Statements for activities relating to foreign currency and interest rate risk management.

  Bardeen Sciences Company, LLC

      In April 2001, the Company contributed the rights to certain compounds and research projects (currently consisting of the following: Memantine, Androgen Tears, Tazarotene in oral form for the treatment of acne, AGN 195795, AGN 196923, AGN 197075, a hypotensive lipid/timolol combination, a photodynamic therapy project, tyrosine kinase inhibitors for the treatment of ocular neovascularization, a vision-sparing project, and a retinal disease project (the “Portfolio”)) to Bardeen Sciences Company, LLC (“BSC”) in exchange for future commercialization rights and a contingent call option (the “Option”). Under certain circumstances, additional compounds and projects may be added to the portfolio. The Portfolio does not consist of proprietary basic technology necessary to the Company’s ongoing operations. BSC was formed for the purpose of researching, developing and commercializing human pharmaceutical compounds and products. BSC is wholly owned by an independent third-party investor entity (the “Investor”) which has made, and retains, a substantive equity investment in BSC. Neither the Company nor any officer or director of the Company owns any interest in the Investor or any interest in BSC. The Investor has voting control of BSC and has the substantive risks and rewards of ownership of BSC. The Company has certain protective rights but maintains no operational control over BSC. An officer of the Company serves on the 5-member board of directors of BSC.

      The commercialization rights, which are guaranteed through expiration of the Option and exist at BSC’s discretion thereafter, currently permit the Company to market products developed from the compounds contributed to BSC worldwide, subject to a market-rate royalty on net sales. In addition, the Company may acquire a separate option to purchase rights to any one product for a payment of $25 million. The Company may exercise this option to buy non-exclusive royalty free rights to any one product that has been approved for sale by the Food and Drug Administration (“FDA”) or other regulatory body at the then-current fair market value of such rights.

      BSC has engaged the Company to perform certain research and development services for BSC. However, BSC has the right at any time and for any reason to terminate its research and development agreement with the Company and to use a third party research and development provider.

      The Company’s Option, if exercisable, would provide the Company with the right to buy all but not less than all of the Investor’s equity in BSC for an option price described in the option agreement.

      The Option is not currently exercisable. The Option will only become exercisable by the Company on the earlier of one of the following events:

1. The following two events have occurred: (i) the Portfolio has resulted in at least three “research successes”, as that term is defined in the option agreement and (ii) two (2) years have passed since the effective date of the option agreement; or

2. The amount of money provided by the Investor and available for research and development by BSC has either (i) fallen below an amount required to fund BSC’s anticipated research and development activities during the next 90-day period or (ii) fallen below $15,000,001 (a “Funding Shortfall”); or

3. A change of law, regulation, or interpretive legal or accounting principles has occurred which could materially affect the Company’s relationship with BSC.

      The Investor’s obligations to continue to fund BSC are affected by certain events, including the Company’s ability to adequately perform research and development services for BSC, the Company’s ability to meet its obligations, and changes of control of the Company. In the event that the Investor is relieved of its obligation to fund BSC as a result of any of the foregoing, a Funding Shortfall could occur and the exercisability of the Option could accelerate.

      The Option expires if not exercised by the earlier of 5 years from the date of the parties’ agreement or 60 days after a Funding Shortfall.

      The Option price takes into account the amount of research and development funds expended at risk by BSC on the Portfolio and the time that has elapsed since the effective date of the parties’ option agreement. Although not currently exercisable, for illustrative purposes if the Company were able to exercise the Option as of December 31, 2001, the option price would be approximately $95 million. If BSC continues to fund research and development on the Portfolio at the level currently anticipated, and the Company exercised the Option on December 31, 2003, the option price would be approximately $350 million. Additionally, the option price would be greater in later years, as BSC expended additional funds on research and development.

      Neither BSC nor the Investor has the ability to require the Company to exercise the Option or to require the Company to provide any funding to BSC, and the Company has not and does not intend to provide any funding to BSC. In the event the Company does not exercise the Option or its product purchase right, BSC has the ability to sell compounds or products to other third parties.

      BSC’s current Portfolio research and development activities take place under a Research and Development Services Agreement between the Company and BSC pursuant to which all such activities are fully funded by BSC. Because the financial risk associated with the research and development has been transferred to BSC and repayment of the funds provided by BSC depends solely on the results of the research and development having future economic benefit, the Company recognizes revenues and related costs as services are performed under such agreement as required under SFAS No. 68, Research and Development Arrangements. These amounts are included in research service revenues in the accompanying Consolidated Statements of Earnings. For the year ended December 31, 2001, the Company recognized $27.4 million and $25.0 million in research revenues and research costs, respectively, under the Research and Development Services Agreement with BSC.

Quantitative and Qualitative Market Risk Factors

      In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to economically hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 14 to the Consolidated Financial Statements for activities relating to foreign currency and interest rate risk management.

      To ensure the adequacy and effectiveness of the Company’s interest rate and foreign exchange hedge positions, the Company continually monitors its interest rate swap positions and foreign exchange forward and option positions both on a stand-alone basis and in conjunction with its underlying interest rate and foreign currency exposures, from an accounting and economic perspective.

      However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or foreign exchange rates. In addition, the timing of the accounting for recognition of gains and losses related to mark-to-market instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect the Company’s consolidated operating results and financial position. The gains and losses realized from the foreign currency forward and option contracts are recorded in “Other, net” in the accompanying Consolidated Statements of Earnings.

      In June 1998, Statement of Financial Accounting Standards No. 133 — “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) was issued, as amended, and was effective for all periods of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133 establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized in earnings unless specific hedging accounting criteria are met. Accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that an entity must formally document, designate and assess the effectiveness of derivative instruments that receive hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001.

      The Company identified three types of derivative instruments at December 31, 2000, which were recorded as “Other current assets” on the Company’s Condensed Consolidated Balance Sheet at January 1, 2001, the date of adoption of SFAS No. 133. The derivative instruments are: interest rate swap agreements, foreign currency option contracts and foreign currency forward contracts. Upon adoption of SFAS No. 133, the Company’s management decided not to designate the foreign currency option and foreign currency forward contracts as accounting hedges. Accordingly, the Company recorded a net-of-tax cumulative-effect loss of $1.8 million into earnings to adjust the foreign currency option and forward contracts to fair value at January 1, 2001.

  Interest Rate Risk

      The Company’s interest income and expense is more sensitive to fluctuations in the general level of U.S. and Japan interest rates than to changes in rates in other markets. Changes in U.S. and Japan interest rates affect the interest earned on the Company’s cash and equivalents, interest expense on the Company’s debt as well as costs associated with foreign currency contracts.

      The Company’s exposure to market risk for changes in interest rates result from the Company’s long-term debt obligations and related derivative financial instruments. During 2001, the Company held interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allowed the Company to hold long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than those available to the Company if fixed-rate borrowings were made directly.

      These swaps effectively converted the Company’s floating-rate debt to fixed-rates and qualified for hedge accounting treatment. Since these interest rate swap agreements qualified as cash flow hedges under SFAS No. 133, changes in fair value of these swap agreements were recorded in other comprehensive income to the extent that such changes were effective and as long as the cash flow hedge requirements were met. Periodic interest payments and receipts on both the debt and swap agreement were recorded as components of interest expense in the accompanying Consolidated Statements of Earnings. The impact of interest rate risk management activities and cumulative deferred gains and losses recorded in “Accumulated Other Comprehensive Income” for the year ended December 31, 2001 were not material. At December 31, 2001 the Company did not have any interest rate swap agreements outstanding.

      At December 31, 2001, the Company had $91.4 million of variable rate debt. If the interest rates on the variable rate debt were to increase or decrease by 1% for the year, annual interest expense would increase or decrease by approximately $900,000.

      The table below presents information about certain of the Company’s investment portfolio and its debt obligations for the years ended December 31, 2001 and 2000:

	December 31, 2001

	Maturing in							Fair
								Market
	2002	2003	2004	2005	2006	Thereafter	Total	Value

	(in millions, except interest rates)
Assets
Cash equivalents:
Repurchase Agreements	$182.9	—	—	—	—	—	$182.9	$182.9
Weighted Average Interest Rate	2.16%	—	—	—	—	—	2.16%
Foreign Time Deposits	51.9	—	—	—	—	—	51.9	51.9
Weighted Average Interest Rate	3.93%	—	—	—	—	—	3.93%
Commercial Paper	386.3	—	—	—	—	—	386.3	386.3
Weighted Average Interest Rate	1.91%	—	—	—	—	—	1.91%
Other Cash Equivalents	105.2	—	—	—	—	—	105.2	105.2
Weighted Average Interest Rate	2.23%	—	—	—	—	—	2.23%
Total cash equivalents	$726.3	—	—	—	—	—	$726.3	$726.3
Weighted Average Interest Rate	2.16%	—	—	—	—	—	2.16%

Liabilities
Debt Obligations:
Fixed Rate ($US)	$20.0	$30.0	—	—	—	$411.8	$461.8	$461.2
Weighted Average Interest Rate	6.92%	5.72%	—	—	—	2.50%	2.90%
Fixed Rate (JPY)	—	19.0	—	$37.8	—	—	56.8	59.1
Weighted Average Interest Rate	—	3.55%	—	1.85%	—	—	2.42%
Other Fixed Rate (non-US$)	4.2	0.4	$0.1	—	—	—	4.7	4.7
Weighted Average Interest Rate	16.85%	12.85%	12.00%	—	—	—	16.41%
Variable Rate ($US)	29.7	1.4	—	—	—	—	31.1	31.1
Weighted Average Interest Rate	3.41%	1.93%	—	—	—	—	3.34%
Variable Rate (JPY)	19.0	19.0	—	—	—	—	38.0	38.0
Weighted Average Interest Rate	0.75%	0.58%	—	—	—	—	0.67%
Other Variable Rate (non-US$)	21.2	0.7	0.4	—	—	—	22.3	22.3
Weighted Average Interest Rate	4.06%	5.10%	5.10%	—	—	—	4.11%
Total Debt Obligations	$94.1	$70.5	$0.5	$37.8	—	$411.8	$614.7	$616.4
Weighted Average Interest Rate	4.37%	3.71%	6.48%	1.85%	—	2.50%	2.89%

	December 31, 2000

	Maturing in							Fair
								Market
	2001	2002	2003	2004	2005	Thereafter	Total	Value

	(in millions, except interest rates)
Assets
Cash equivalents:
Repurchase Agreements	$350.0	—	—	—	—	—	$350.0	$350.0
Weighted Average Interest Rate	6.76%	—	—	—	—	—	6.76%
Commercial Paper	257.3	—	—	—	—	—	257.3	257.3
Weighted Average Interest Rate	6.58%	—	—	—	—	—	6.58%
Foreign Time Deposits	48.3	—	—	—	—	—	48.3	48.3
Weighted Average Interest Rate	5.38%	—	—	—	—	—	5.38%
Total cash equivalents	$655.6	—	—	—	—	—	$655.6	$655.6
Weighted Average Interest Rate	6.59%	—	—	—	—	—	6.59%

Liabilities
Debt Obligations:
Fixed Rate ($US)	$14.0	$45.0	$30.0	—	—	$401.7	$490.7	$546.2
Weighted Average Interest Rate	6.83%	7.21	5.72%	—	—	2.50%	3.25%
Fixed Rate (JPY)	—	—	21.9	—	$43.5	—	65.4	67.4
Weighted Average Interest Rate	—	—	3.55%	—	1.85%	—	2.42%
Other Fixed Rate (non-US$)	0.9	0.9	0.3	—	—	—	2.1	2.1
Weighted Average Interest Rate	13.5%	13.5	13.5%	—	—	—	13.5%
Variable Rate ($US)	3.2	3.0	1.6	—	—	—	7.8	7.8
Weighted Average Interest Rate	5.89%	5.75	5.75%	—	—	—	5.81%
Variable Rate (JPY)	17.5	13.1	21.9	—	—	—	52.5	52.5
Weighted Average Interest Rate	1.20%	1.23	1.10%	—	—	—	1.17%
Other Variable Rate (non-US$)	23.6	0.7	0.6	$0.5	—	—	25.4	25.4
Weighted Average Interest Rate	8.53%	5.10%	5.10%	—	—	8.29%
Total Debt Obligations	$59.2	$62.7	$76.3	$0.5	$43.5	$401.7	$643.9	$701.4
Weighted Average Interest Rate	5.89%	5.96	3.80%	5.10%	1.85	2.50%	3.26%

Interest Rate Derivatives
Interest Rate Swaps
Variable to Fixed	$39.4	—	—	—	—	—	$39.4	$(0.1)
Average Pay Rate	0.86%	—	—	—	—	—	0.86%
Average Receive Rate	0.55%	—	—	—	—	—	0.55%

  Foreign Currency Risk

      Overall, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect the Company’s consolidated sales and gross margins as expressed in U.S. dollars.

      From time to time, the Company enters into foreign currency option and foreign currency forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to economically offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency option and foreign currency forward contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The realized gains and losses on these contracts upon settlement of the contracts economically offset changes in the value of the related exposures and are recorded in “Other, net” in the accompanying Consolidated Statements of Earnings.

      All of the Company’s outstanding foreign exchange forward contracts are entered into to protect the value of intercompany receivables denominated in currencies other than the lender’s functional currency. Upon adoption of SFAS No. 133, the Company’s management decided not to designate the foreign currency forward contracts as accounting hedges. Accordingly, changes in the fair value of the foreign currency forward contracts and the revaluation of the foreign currency denominated intercompany receivables are recorded through “Other, net” in the accompanying Consolidated Statements of Earnings.

      Probable but not firmly committed transactions are comprised of sales of the Company’s products and purchases of raw materials in currencies other than the U.S. Dollar. A majority of these sales are made through the Company’s subsidiaries in Europe, Asia (particularly Japan), Canada and Australia. The Company purchases foreign exchange option contracts to economically hedge the currency exchange risks associated with these probable but not firmly committed transactions. The duration of foreign exchange hedging instruments, whether for firmly committed transactions or for probable but not firmly committed transactions, currently does not exceed one year. The premium cost of purchased foreign exchange option contracts are recorded in “Other Current Assets” and amortized over the life of the options.

      A substantial portion of the Company’s purchased options are entered into to protect the value of anticipated, but not firmly committed transactions in Japan, Europe, Australia and Canada. Upon adoption of SFAS No. 133, the Company’s management decided not to designate the foreign currency option contracts as accounting hedges. Accordingly, current changes in the fair value of the foreign currency option contracts are recorded through earnings as “Unrealized Gains/ Losses on Derivative Instruments” in the accompanying Consolidated Statements of Earnings.

      The following table provides information about the Company’s foreign currency derivative financial instruments outstanding as of December 31. The information is provided in U.S. dollar amounts, as presented in the Company’s Consolidated Financial Statements.

	2001		2000

	Notional	Average	Notional	Average
	Amount	Contract Rate or	Amount	Contract Rate or
	(in millions)	Strike Amount	(in millions)	Strike Amount

Foreign currency forward contracts:
(Receive $US/ Pay Foreign Currency)
Euros	$19.6	0.90	$—	—
Australian Dollars	2.3	0.51	3.7	0.54
Spanish Pesetas	—	—	7.4	188.80
French Francs	—	—	8.7	7.44
Italian Lira	—	—	4.1	2,196.98
Miscellaneous other currencies	0.1	n/a	1.1	n/a

	22.0		25.0
Estimated fair value	$0.2		$(1.5)
Foreign currency purchased put options:
Japanese Yen	$57.2	118.78	$36.8	105.92
Euro	62.0	0.90	71.2	0.87
Canadian Dollar	12.0	1.57	13.4	1.53
Australian Dollar	7.1	0.51	3.9	0.54
Brazilian Real	4.5	2.83	—	—
U.K. Pound	3.4	1.44	7.6	1.46
Other	11.9	n/a	11.9	n/a

	$158.1		$144.8
Estimated fair value	$9.2		$3.7

New Accounting Standards Not Yet Adopted

      In July 2001, Statement of Financial Accounting Standards No. 141, “Business Combinations,” (SFAS No. 141) was issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method combinations completed after June 30, 2001. SFAS No. 141 also requires that the Company evaluate its existing intangible assets and goodwill that were acquired in prior business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition of intangibles apart from goodwill.

      Additionally, in July 2001, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142) was issued and is effective for all periods of fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company). SFAS No. 142 establishes accounting and reporting standards for intangible assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be evaluated annually for impairment rather than amortized. Upon adoption of SFAS No. 142, the Company will also be required to test goodwill and intangible assets with indefinite useful lives for impairment within the first interim period with any impairment loss being recognized as a cumulative effect of a change in accounting principle.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill and intangible assets with indefinite useful lives are impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company then has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired.

      The Company adopted the provisions of SFAS No. 141 and SFAS No. 142 on January 1, 2002 which did not result in a negative impact on the Company’s Consolidated Financial Statements. As of January 1, 2002, the Company had unamortized goodwill in the amount of $109.8 million, which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to goodwill was $11.8 million, $12.5 million, and $13.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. The AMO portion of this amortization expense was $9.0 million, $9.3 million and $9.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      In October 2001, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144) was issued. SFAS No. 144 supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company is required and plans to adopt the provisions of SFAS No. 144 in the quarter ending March 29, 2002. The implementation of SFAS No. 144 will not have a material effect on the Company’s financial statements.

Forward Looking Statements

  Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

      Certain disclosures made by the Company in this report and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments which express the Company’s opinions about trends and factors which may impact future operating results. Disclosures that use words such as the Company “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in context with the Company’s disclosures about its businesses made in the Company’s press releases and in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

CONSOLIDATED BALANCE SHEETS

ASSETS

	As of December 31,

	2001	2000

	in millions,
	except share data
Current assets
Cash and equivalents	$781.9	$773.9
Trade receivables, net	279.4	290.1
Inventories	120.2	122.7
Other current assets	143.8	139.6

Total current assets	1,325.3	1,326.3
Investments and other assets	205.3	159.9
Property, plant and equipment, net	388.7	351.6
Goodwill and intangibles, net	126.9	133.2

Total assets	$2,046.2	$1,971.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$94.1	$59.2
Accounts payable	104.3	96.3
Accrued compensation	62.5	54.6
Other accrued expenses	114.7	123.9
Income taxes	114.4	98.5

Total current liabilities	490.0	432.5
Long-term debt	108.8	183.0
Long-term convertible subordinated notes, net of discount	411.8	401.7
Other liabilities	57.0	79.4
Commitments and contingencies
Minority interest	1.2	0.6
Stockholders’ equity
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 300,000,000 shares; issued 134,255,000 shares	1.3	1.3
Additional paid-in capital	321.6	288.7
Accumulated other comprehensive loss	(61.6)	(50.8)
Retained earnings	928.4	780.0

	1,189.7	1,019.2
Less treasury stock, at cost (3,005,000 and 2,574,000 shares)	(212.3)	(145.4)

Total stockholders’ equity	977.4	873.8

Total liabilities and stockholders’ equity	$2,046.2	$1,971.0

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,

	2001	2000	1999

	in millions, except per share data
Product sales
Net sales	$1,685.2	$1,562.6	$1,406.2
Cost of sales	410.2	429.1	406.4

Product gross margin	1,275.0	1,133.5	999.8

Research services
Research service revenues (primarily from related party through April 16, 2001)	60.3	62.9	46.2
Cost of research services	56.1	59.4	43.3

Research services margin	4.2	3.5	2.9

Selling, general and administrative	704.0	650.1	587.9
Research and development	256.5	195.6	168.4
Technology fees from related party	(0.7)	(3.1)	(6.1)
Restructuring charge reversal	(1.7)	(2.0)	(9.6)
Asset write-off reversal	—	—	(1.4)

Operating income	321.1	296.4	263.5
Interest income	30.6	23.9	14.3
Interest expense	(21.4)	(19.8)	(15.1)
(Loss)/gain on investments, net	(5.2)	1.0	14.0
Unrealized gains on derivative instruments	5.9	—	—
Contributions to the Allergan Foundation	—	—	(6.9)
Other, net	5.4	2.3	(0.8)

Earnings before income taxes and minority interest	336.4	303.8	269.0
Provision for income taxes	109.1	88.1	80.7
Minority interest	0.6	0.6	0.1

Earnings before cumulative effect of change in accounting principle	226.7	215.1	188.2
Cumulative effect of change in accounting principle, net of $0.7 million of tax	(1.8)	—	—

Net earnings	$224.9	$215.1	$188.2

Basic:
Before cumulative effect of change in accounting principle	$1.72	$1.65	$1.42
Cumulative effect of accounting change, net	(0.01)	—	—

Net basic earnings per common share	$1.71	$1.65	$1.42

Diluted:
Before cumulative effect of change in accounting principle	$1.69	$1.61	$1.39
Cumulative effect of accounting change, net	(0.01)	—	—

Net diluted earnings per common share	$1.68	$1.61	$1.39

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
	Common Stock		Additional	Unearned	Other		Treasury Stock
			Paid-in	Compen-	Comprehensive	Retained				Comprehensive
	Shares	Par Value	Capital	sation	Loss	Earnings	Shares	Amount	Total	Income

	in millions
Balance December 31, 1998	67.1	$0.7	$239.3	$(16.3)	$(4.3)	$516.3	(1.0)	$(39.7)	$696.0
Comprehensive income
Net earnings						188.2			188.2	188.2
Other comprehensive income, net of tax:
Foreign currency translation adjustments										(42.1)
Unrealized loss on investments										(2.9)

Other comprehensive loss					(45.0)				(45.0)	(45.0)

Comprehensive income										$143.2

Two for one stock split affected as a dividend	67.2	0.6				(0.6)	(1.0)
Dividends ($0.28 per share)						(37.0)			(37.0)
Stock options exercised			22.2			(17.8)	1.0	46.6	51.0
Activity under other stock plans			(0.1)	(5.4)		4.5	1.3	4.3	3.3
Adjustment in reporting of subsidiaries						(2.5)			(2.5)
Purchase of treasury stock							(4.7)	(225.3)	(225.3)
Expense of compensation plans				5.8					5.8

Balance December 31, 1999	134.3	1.3	261.4	(15.9)	(49.3)	651.1	(4.4)	(214.1)	634.5
Comprehensive income
Net earnings						215.1			215.1	215.1
Other comprehensive income, net of tax:
Foreign currency translation adjustments										(2.8)
Unrealized gain on investments										1.3

Other comprehensive loss					(1.5)				(1.5)	(1.5)

Comprehensive income										$213.6

Dividends ($0.32 per share)						(41.9)			(41.9)
Stock options exercised			37.1			(41.8)	3.9	189.9	185.2
Activity under other stock plans				0.4		0.7		1.6	2.7
Adjustment in reporting of subsidiaries						(3.2)			(3.2)
Purchase of treasury stock							(2.1)	(122.8)	(122.8)
Expense of compensation plans				5.7					5.7

Balance December 31, 2000	134.3	1.3	298.5	(9.8)	(50.8)	780.0	(2.6)	(145.4)	873.8
Comprehensive income
Net earnings						224.9			224.9	224.9
Other comprehensive income, net of tax:
Minimum pension liability adjustment										(7.2)
Foreign currency translation adjustments										(2.5)
Unrealized loss on investments										(1.1)

Other comprehensive loss					(10.8)				(10.8)	(10.8)

Comprehensive income										$214.1

Dividends ($0.36 per share)						(47.5)			(47.5)
Stock options exercised			26.5			(30.9)	1.3	61.8	57.4
Activity under other stock plans				0.5		1.9	0.1	2.2	4.6
Purchase of treasury stock							(1.8)	(130.9)	(130.9)
Expense of compensation plans				5.9					5.9

Balance December 31, 2001	134.3	$1.3	$325.0	$(3.4)	$(61.6)	$928.4	(3.0)	$(212.3)	$977.4

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2001	2000	1999

	in millions
Cash flows provided by operating activities
Net earnings	$224.9	$215.1	$188.2
Non cash items included in net earnings:
Cumulative effect of accounting change for derivative instruments	2.5	—	—
In-process research and development	40.0	—	—
Depreciation and amortization	75.0	77.7	73.8
Amortization of prepaid royalties	0.4	7.4	8.6
Amortization of original issue discount	10.1	1.7	—
Deferred income taxes (benefit)	10.9	(4.6)	(7.1)
(Gain) loss on investments	5.2	(1.0)	(14.0)
Loss (gain) on sale of assets	1.2	1.1	(0.2)
Unrealized gain on derivatives	(5.9)	—	—
Gain on divestiture of pharmaceutical products	(2.0)	—	—
Contribution to The Allergan Foundation	—	—	6.9
Expense of compensation plans	11.6	8.5	10.0
Minority interest	0.6	0.6	0.1
Restructuring charge reversal	(1.7)	(2.0)	(9.6)
Asset write-off reversal	—	—	(1.4)
Adjustment in reporting of foreign subsidiaries	—	(3.2)	(2.5)
Changes in assets and liabilities:
Trade receivables	0.3	(48.8)	(31.8)
Inventories	(1.9)	4.6	(6.9)
Accounts payable	8.3	15.9	11.2
Accrued expenses	(15.5)	24.2	(27.9)
Income taxes	42.7	52.0	66.3
Other	(45.5)	4.9	(9.4)

Net cash provided by operating activities	361.2	354.1	254.3

Cash flows from investing activities
Additions to property, plant and equipment	(89.9)	(66.9)	(63.3)
Proceeds from sale of property, plant and equipment	5.2	1.1	13.7
Proceeds from sale of investments	—	3.0	33.8
Acquisition, net of cash acquired	(70.2)	—	—
Other, net	(21.9)	(22.5)	(37.2)

Net cash used in investing activities	(176.8)	(85.3)	(53.0)

Cash flows from financing activities
Dividends to stockholders	(47.5)	(41.9)	(37.0)
(Decrease) increase in notes payable	(19.9)	(29.1)	0.6
Sale of stock to employees	30.9	148.1	28.8
Net (repayments) borrowings under commercial paper obligations	—	(47.1)	4.5
Proceeds from convertible, subordinated borrowings	—	400.0	—
Long-term debt borrowings	—	43.8	17.7
Repayments of long-term debt	(3.2)	(5.2)	(2.7)
Payments to acquire treasury stock	(130.9)	(122.8)	(225.3)

Net cash (used in) provided by financing activities	(170.6)	345.8	(213.4)
Effect of exchange rates on cash and equivalents	(5.8)	(3.6)	(6.6)

Net increase (decrease) in cash and equivalents	8.0	611.0	(18.7)
Cash and equivalents at beginning of year	773.9	162.9	181.6

Cash and equivalents at end of year	$781.9	$773.9	$162.9

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amount capitalized)	$20.9	$19.2	$13.4

Income taxes	$52.2	$54.5	$33.2

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

      The consolidated financial statements include the accounts of Allergan, Inc. and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the financial statements.

      During the fiscal years between 1997 and 1999, the Company converted the financial systems of its significant non-U.S. subsidiaries. Simultaneous with the system conversion, the Company modified the results of operations to be accounted for on a calendar year basis rather than on the fiscal year ended November 30. All significant non-U.S. subsidiaries completed this conversion by December 31, 1999. For the year ended December 31, 1999 approximately $19.2 million in revenue and $2.5 million of net losses were recorded in the month of activity not included in operating results. Activities not included in operating results were recorded as adjustments to retained earnings. While there were no such conversions in 2000, miscellaneous adjustments were made during 2000 to activities previously recorded to retained earnings.

     Use of Estimates

      The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates.

     Foreign Currency Translation

      The financial position and results of operations of the Company’s foreign subsidiaries are generally determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income in stockholders’ equity. Gains and losses resulting from foreign currency transactions and translation adjustments relating to foreign entities deemed to be operating in U.S. dollar functional currency in highly inflationary economies are included in earnings.

     Cash and Equivalents

      The Company considers cash and equivalents to include cash in banks, repurchase agreements, commercial paper and deposits with financial institutions which can be liquidated without prior notice or penalty.

     Investments

      The Company has both marketable and non-marketable equity investments in conjunction with its various collaboration arrangements. The Company classifies its marketable equity investments as available-for-sale securities with net unrealized gains or losses recorded as a component of accumulated other comprehensive loss. The non-marketable equity investments represent investments in start-up technology companies or partnerships that invest in start-up technology companies and are recorded at cost and are evaluated periodically for impairment. If it is determined that a decline of any investment is other than temporary, then the investment basis would be written down to fair value and the write-down would be included in earnings as a loss.

     Inventories

      Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Long-Lived Assets

      Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon disposition, the net book value of assets is relieved and resulting gains or losses are reflected in earnings. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful life of the related asset. Accelerated depreciation methods are generally used for income tax purposes.

      Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and was amortized on a straight-line basis over periods from 7 to 30 years for the years ended December 31, 2001, 2000 and 1999. Intangibles include patents, licensing agreements and marketing rights which are being amortized over their estimated useful lives ranging from 3 to 10 years. Amortization expense for goodwill and all other intangibles was $13.1 million in 2001, $14.5 million in 2000, and $17.6 million in 1999.

      Long-lived assets are reviewed for impairment in value when changes in circumstances dictate, based upon undiscounted future operating cash flows, and appropriate losses are recognized and reflected in current earnings, to the extent the carrying amount of an asset exceeds its estimated fair value determined by the use of appraisals, discounted cash flow analyses or comparable fair values of similar assets.

     Revenue Recognition

      The Company recognizes revenue from product sales, except for intraocular lenses, when the goods are shipped to the customer. The Company generally permits returns of product from any product line by any class of customer if such product is returned in a timely manner, in good condition, from the normal channels of distribution. Return policies in certain international markets provide for more stringent guidelines for returns in accordance with the terms of contractual agreements with customers. Allowances for returns are provided for based upon an analysis of the Company’s historical patterns of returns matched against the sales from which they originated. Historical product returns have been within the amounts reserved. Intraocular lenses are generally sold on a consignment basis and are, therefore, generally not subject to return. Revenue is recognized on the ultimate sales of intraocular lenses.

      Research service revenue is recognized and related costs are recorded as services are performed under research service agreements. At such time, the research service customers are obligated to pay, and such obligation is not refundable.

      The Company recognizes as other income, license fees based upon the facts and circumstances of each licensing agreement. In general, the Company recognizes income on signing of a license agreement that grants rights to products or technology to a third party if the Company has no further obligation to provide products or services to the third party after granting the license.

     Stock-Based Compensation

      The Company measures stock based compensation for option grants to employees and members of the board of directors using a method which assumes that options granted at market price at the date of grant have no intrinsic value. Pro forma net earnings and earnings per share are presented in Note 13 as if the fair value method had been applied.

     Income Taxes

      The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities along with net operating loss and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

temporary differences are expected to be settled and reflected in the financial statements in the period of enactment. No provision is made for taxes on unremitted earnings of certain non-U.S. subsidiaries which are or will be reinvested indefinitely in such operations.

     Comprehensive Income

      Comprehensive income encompasses all changes in equity other than those with stockholders and consists of net earnings, foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains or losses on marketable equity investments. The Company does not provide for U.S. income taxes on foreign currency translation adjustments since it does not provide for such taxes on undistributed earnings of foreign subsidiaries.

     Reclassifications

      Certain reclassifications of prior year amounts have been made to conform with current year presentation.

     Recently Adopted Accounting Standards

      In June 1998, Statement of Financial Accounting Standards No. 133 — “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) was issued, as amended, and was effective for all periods of fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). SFAS No. 133 establishes accounting and reporting standards for all derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized in earnings unless specific hedging accounting criteria are met. Accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, and requires that an entity must formally document, designate and assess the effectiveness of derivative instruments that receive hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001.

      The Company identified three types of derivative instruments at December 31, 2000, which were included in “Other current assets” on the Company’s consolidated balance sheet. The derivative instruments are: interest rate swap agreements, foreign currency option contracts and foreign currency forward contracts. Upon adoption of SFAS No. 133, the Company’s management decided not to designate the foreign currency options and foreign currency forward contracts as accounting hedges. Accordingly, the Company recorded a net-of-tax cumulative-effect loss of $1.8 million into earnings to adjust the foreign currency option and forward contracts, which were recorded at December 31, 2000 at cost, to fair value at January 1, 2001, the date of adoption of SFAS No. 133.

     New Accounting Standards Not Yet Adopted

      In July 2001, Statement of Financial Accounting Standards No. 141, “Business Combinations,” (SFAS No. 141) was issued. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method combinations completed after June 30, 2001. SFAS No. 141 also requires that the Company evaluate its existing intangible assets and goodwill that were acquired in prior business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition of intangibles apart from goodwill.

      Additionally, in July 2001, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142) was issued and is effective for all periods of fiscal years beginning after December 15, 2001 (January 1, 2002 for the Company). SFAS No. 142 establishes accounting and reporting standards for intangible assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives be evaluated annually for impairment rather than amortized. Upon adoption of SFAS No. 142, the Company will also be required to test goodwill and intangible assets with indefinite useful lives for impairment

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

within the first interim period with any impairment loss being recognized as a cumulative effect of a change in accounting principle.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill and intangible assets with indefinite useful lives are impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company then has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired.

      The Company adopted the provisions of SFAS No. 141 and SFAS No. 142 on January 1, 2002 which did not result in a negative impact on the Company’s Consolidated Financial Statements. As of January 1, 2002, the Company had unamortized goodwill in the amount of $109.8 million, which will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to goodwill was $11.8 million, $12.5 million, and $13.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Advanced Medical Optics, Inc.’s portion (as fully described in Note 2), of this amortization expense was $9.0 million, $9.3 million and $9.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

      In October 2001, Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144) was issued. SFAS No. 144 supersedes Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations — Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company is required and plans to adopt the provisions of SFAS No. 144 for the quarter ending March 29, 2002. The implementation of SFAS No. 144 will not have a material effect on the Company’s financial statements.

Note 2: Subsequent Events

      On January 18, 2002, the Board of Directors declared a cash dividend of $.09 per share payable on March 14, 2002 to stockholders of record on February 15, 2002.

      On January 22, 2002, the Company announced its intention to separate the Specialty Pharmaceutical and the Ophthalmic Surgical and Contact Lens Care product lines into two separate companies. The Company, subject to certain conditions, intends to launch a new company (which has been named Advanced Medical Optics, Inc.) by spinning off the Ophthalmic Surgical and Contact Lens Care businesses to its stockholders by means of a tax-free dividend. The Ophthalmic Surgical business includes intraocular lenses, phacoemulsification equipment, viscoelastics, and other refractive surgical products. The Contact Lens care product line consists of disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. The spin-off is expected to be completed by July 1, 2002 and Advanced Medical Optics, Inc. (AMO) is expected to raise $275 million in debt financing at or before the time of the spin-off, the net proceeds of which will be used to pay-off certain existing debt with any remaining balance remitted to the Company in connection with the distribution The Company and AMO expect to incur estimated expenses of $150 million to $200 million in connection with costs associated with the spin-off. Additionally, management has estimated that approximately $50 million to $60 million of additional annual costs will be incurred by AMO and approximately $15 million to $20 million of additional net costs will be incurred by the Company associated with disynergies, contract manufacturing arrangements and changes to cost and debt capital structure as a result of the separation of the companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Additionally, management has estimated that approximately $50 million to $60 million of additional annual costs will be incurred by AMO associated with disynergies and changes in cost structure as a result of its separation from the Company.

      Subsequent to the spin-off of AMO, the Company expects to reflect AMO as a discontinued operation in accordance with SFAS No. 144.

      As the Company does not account for its AMO business on the basis of separate legal entities, the below financial information summarizes the assets, liabilities, revenues and gross margin directly attributable to AMO’s operations. The AMO financial information includes allocations of certain Allergan corporate assets, liabilities and expenses to AMO. These amounts have been allocated to AMO on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by AMO. Management believes the methods used to allocate these amounts are reasonable. However, the financial information included below does not purport to be indicative of the results of AMO or “Allergan, Inc. without AMO” in the future or what financial position or results of operations would have been had AMO and “Allergan, Inc. without AMO” been separate stand alone entities during the periods presented.

      Below is a summary of certain financial information for the Company, AMO and the Company without AMO:

	2001

			Allergan, Inc.
	Allergan, Inc.	AMO	without AMO

	(in millions)
Statement of Earnings Data
Net sales	$1,685.2	$543.1	$1,142.1
Product gross margin	1,275.0	331.0	944.0
Earnings before income taxes and minority interest	336.4	75.9	260.5
Net earnings	224.9	55.0	169.9
Balance Sheet Data
Current assets	1,325.3	210.6	1,114.7
Total assets	2,046.2	377.5	1,668.7
Current liabilities	490.0	85.5	404.5
Long-term debt	520.6	75.8	444.8
Total liabilities	1,068.8	163.6	905.2
Stockholders’ equity	977.4	213.9	763.5

	2000

			Allergan, Inc.
	Allergan, Inc.	AMO	without AMO

	(in millions)
Statement of Earnings Data
Net sales	$1,562.6	$570.6	$992.0
Product gross margin	1,133.5	339.1	794.4
Earnings before income taxes and minority interest	303.8	68.2	235.6
Net earnings	215.1	49.2	165.9
Balance Sheet Data
Current assets	1,326.3	228.9	1,097.4
Total assets	1,971.0	404.6	1,566.4
Current liabilities	432.5	87.2	345.3
Long-term debt	584.7	100.4	484.3
Total liabilities	1,097.2	189.3	907.9
Stockholders’ equity	873.8	215.3	658.5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	1999

			Allergan, Inc.
	Allergan, Inc.	AMO	without AMO

	(in millions)
Statement of Earnings Data
Net sales	$1,406.2	$577.6	$828.6
Product gross margin	999.8	341.6	658.2
Earnings before income taxes and minority interest	269.0	57.8	211.2
Net earnings	188.2	44.5	143.7

Note 3: Common Stock Split

      On October 21, 1999, the Company’s Board of Directors approved a two for one stock split in the form of a 100% stock dividend. At December 31, 1999, this stock split was recorded as a transfer of $671,000 from retained earnings to Common Stock, representing a $0.01 par value for each additional share issued.

Note 4: Special Charges

      During 1998, the Company recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations were expected to result in a net workforce reduction of 695 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company’s product lines and businesses and a review of the G&A cost structure and manufacturing capabilities during 1998. During the years ended December 31, 2001, 2000 and 1999, severance payments of $3.0 million, $4.0 million and $8.5 million, respectively, were made to 121, 20 and 323 terminated employees, respectively, associated with the reduction of G&A staff and manufacturing facilities.

      In 1999, the Company determined that various restructuring activities were completed for less cost than estimated in 1998, primarily as a result of lower than anticipated severance costs. A total of 95 positions included in the 695 position reduction did not require severance payments as certain employees terminated their employment prior to the date they would have qualified for severance, and other employees transferred to unfilled positions in other areas. As a result, the Company recorded a $3.8 million reduction in the restructuring plan in 1999.

      In 2001, the Company reviewed all restructuring activities related to the 1998 restructure charge and determined that all activities were completed. As a result, the remaining accrual of $1.7 million, representing primarily an accrual for severance and facility closure costs, was eliminated. There will be no further activities related to the 1998 restructure plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following table presents the restructuring activities through December 31, 2001 resulting from the 1998 restructuring charge (in millions):

	Payments to	Facility	Abandonment
	Employees	Closure and	of Computer
	Involuntarily	Consolidation	Software	Other	Total
	Terminated	Costs	Costs	Costs	Restructuring

Net charge during 1998	$22.7	$28.9	$10.6	$12.6	$74.8
Assets written off during 1998	—	(25.3)	(10.6)	(4.8)	(40.7)
Spending during 1998	(3.6)	—	—	(7.4)	(11.0)

Balances as of December 31, 1998	19.1	3.6	—	0.4	23.1
Adjustments during 1999	—	(0.3)	—	0.3	—
Net credit during 1999	(2.6)	(0.7)	—	(0.5)	(3.8)
Assets written off during 1999	—	(0.3)	—	—	(0.3)
Spending during 1999	(8.5)	(0.4)	—	—	(8.9)

Balances as of December 31, 1999	8.0	1.9	—	0.2	10.1
Adjustments during 2000	(0.5)	0.4	—	0.1	—
Spending during 2000	(4.0)	—	—	(0.1)	(4.1)

Balances as of December 31, 2000	3.5	2.3	—	0.2	6.0
Net credit during 2001	(0.5)	(1.2)	—	—	(1.7)
Spending during 2001	(3.0)	(1.1)	—	(0.2)	(4.3)

Balances as of December 31, 2001	$—	$—	$—	$—	$—

      In 1998, management also completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, office facilities in Europe, assets related to certain skin care products and certain other assets. In 1999, the Company realized $1.4 million in proceeds in excess of estimates from disposal of certain real property included in the 1998 asset write-off. As a result, the Company recorded a $1.4 million reduction in the asset write-off charge in 1999.

      In 1996, the Company recorded a $70.1 million restructuring charge to streamline operations and reduce costs through management restructuring and facilities consolidation. The Company began restructuring activities in Europe in 1996 and completed them in 1999. In 1999, the Company determined that severance costs of positions eliminated would be $5.8 million less than accrued in 1996. As a result, the Company recorded a $5.8 million reduction in the restructuring charge in 1999. In 2000, the Company completed all restructuring activities related to the 1996 restructure charge and eliminated the remaining accrual of $2.0 million.

Note 5: Contribution to The Allergan Foundation

      In 1998, the Company founded The Allergan Foundation, an independent charitable foundation. In 1999, the Company disposed of its investment in Pharmacia & Upjohn, Inc. for a gain of $6.9 million. Such investment was the result of an investment in SUGEN, Inc. that was acquired by Pharmacia & Upjohn, Inc. in 1999. Prior to the sale of the investment, the Company contributed $6.9 million of Pharmacia & Upjohn, Inc. stock to The Allergan Foundation. The Company has no obligation to provide additional contributions to The Allergan Foundation on an annual or other basis. There were no contributions to The Allergan Foundation in 2001 or 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6: Bardeen Sciences Company, LLC

      In April 2001, the Company contributed the rights to certain compounds and research projects (currently consisting of the following: Memantine, Androgen Tears, Tazarotene in oral form for the treatment of acne, AGN 195795, AGN 196923, AGN 197075, a hypotensive lipid/ timolol combination, a photodynamic therapy project, tyrosine kinase inhibitors for the treatment of ocular neovascularization, a vision-sparing project, and a retinal disease project (the “Portfolio”)) to Bardeen Sciences Company, LLC (“BSC”) in exchange for future commercialization rights and a contingent call option (the “Option”). Under certain circumstances, additional compounds and projects may be added to the portfolio. The Portfolio does not consist of proprietary basic technology necessary to the Company’s ongoing operations. BSC was formed for the purpose of researching, developing and commercializing human pharmaceutical compounds and products. BSC is wholly owned by an independent third-party investor entity (the “Investor”) which has made, and retains, a substantive equity investment in BSC. Neither the Company nor any officer or director of the Company owns any interest in the Investor or any interest in BSC. The Investor has voting control of BSC and has the substantive risks and rewards of ownership of BSC. The Company has certain protective rights but maintains no operational control over BSC. An officer of the Company serves on the 5-member board of directors of BSC.

      The commercialization rights, which are guaranteed through expiration of the Option and exist at BSC’s discretion thereafter, currently permit the Company to market products developed from the compounds contributed to BSC worldwide, subject to a market-rate royalty on net sales. In addition, the Company may acquire a separate option to purchase rights to any one product for a payment of $25 million. The Company may exercise this option to buy non-exclusive royalty free rights to any one product that has been approved for sale by the Food and Drug Administration (“FDA”) or other regulatory body at the then-current fair market value of such rights.

      BSC has engaged the Company to perform certain research and development services for BSC. However, BSC has the right at any time and for any reason to terminate its research and development agreement with the Company and to use a third party research and development provider.

      The Company’s Option, if exercisable, would provide the Company with the right to buy all but not less than all of the Investor’s equity in BSC for an option price described in the option agreement.

      The Option is not currently exercisable. The Option will only become exercisable by the Company on the earlier of one of the following events:

1. The following two events have occurred: (i) the Portfolio has resulted in at least three “research successes”, as that term is defined in the option agreement and (ii) two (2) years have passed since the effective date of the option agreement; or

2. The amount of money provided by the Investor and available for research and development by BSC has either (i) fallen below an amount required to fund BSC’s anticipated research and development activities during the next 90-day period or (ii) fallen below $15,000,001 (a “Funding Shortfall”); or

3. A change of law, regulation, or interpretive legal or accounting principles has occurred which could materially affect the Company’s relationship with BSC.

      The Investor’s obligations to continue to fund BSC are affected by certain events, including the Company’s ability to adequately perform research and development services for BSC, the Company’s ability to meet its obligations, and changes of control of the Company. In the event that the Investor is relieved of its obligation to fund BSC as a result of any of the foregoing, a Funding Shortfall could occur and the exercisability of the Option could accelerate.

      The Option expires if not exercised by the earlier of 5 years from the date of the parties’ agreement or 60 days after a Funding Shortfall.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The Option price takes into account the amount of research and development funds expended at risk by BSC on the Portfolio and the time that has elapsed since the effective date of the parties’ option agreement. Although not currently exercisable, for illustrative purposes if the Company were able to exercise the Option as of December 31, 2001, the option price would be approximately $95 million. If BSC continues to fund research and development on the Portfolio at the level currently anticipated, and the Company exercised the Option on December 31, 2003, the option price would be approximately $350 million. Additionally, the option price would be greater in later years, as BSC expended additional funds on research and development.

      Neither BSC nor the Investor has the ability to require the Company to exercise the Option or to require the Company to provide any funding to BSC, and the Company has not and does not intend to provide any funding to BSC. In the event the Company does not exercise the Option or its product purchase right, BSC has the ability to sell compounds or products to other third parties.

      BSC’s current Portfolio research and development activities take place under a Research and Development Services Agreement between the Company and BSC pursuant to which all such activities are fully funded by BSC. Because the financial risk associated with the research and development has been transferred to BSC and repayment of the funds provided by BSC depends solely on the results of the research and development having future economic benefit, the Company recognizes revenues and related costs as services are performed under such agreement as required under SFAS No. 68, Research and Development Arrangements. These amounts are included in research service revenues in the accompanying Consolidated Statements of Earnings. For the year ended December 31, 2001, the Company recognized $27.4 million and $25.0 million in research revenues and research costs, respectively, under the Research and Development Services Agreement with BSC.

Note 7: Allergan Specialty Therapeutics, Inc. (ASTI)

      In 1997 the Company formed a new subsidiary, ASTI, to conduct research and development of potential pharmaceutical products based on the Company’s retinoid and neuroprotective technologies. In 1998, the Company made a special distribution of ASTI Class A Common Stock to the Company’s stockholders whereby the stockholders received one share of ASTI Class A Common Stock for each 20 shares of Common Stock held as of record date. As a result, all shares of ASTI Class A Common Stock were issued in the distribution. As a sole holder of ASTI’s outstanding Class B Common Stock following the distribution, the Company had an irrevocable option to purchase all of the issued and outstanding shares of ASTI Class A Common Stock.

      On April 16, 2001, the Company purchased all of the outstanding common stock of ASTI for $71 million in cash. The acquisition was accounted for by the purchase method of accounting and, accordingly, the Consolidated Statements of Earnings includes the results of ASTI beginning April 16, 2001. In conjunction with the acquisition, the Company recorded a one-time charge to in-process research and development expenses of $40 million during the second quarter of 2001.

      The Company utilized an independent third-party appraiser to assess and allocate the value of in-process research and development. The values assigned to the various in-process projects were determined by identifying projects that have economic value but that had not yet reached technological feasibility and that have no alternative future use. The amount of purchase price allocated to in-process research and development was determined by using a risk adjusted valuation based on amounts expended to date for each project considering the stage of development and likelihood of success as adjusted for certain risk factors. The Company estimates that over the next three to five years, spending on these various in-process projects will range between $40 million and $80 million. The specific amount of spending will be determined annually based on the availability of research funds in conjunction with the Company’s planned level of research and development spending in the normal course of business.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The assets acquired, including capitalized core technology, were recorded at estimated fair values as determined by the Company’s management based on information currently available. A summary of the assets acquired in the acquisition follows:

(in millions)
Capitalized Core Technology (straight-line amortization over ten year useful life)	$31.0
In-Process Research and Development	40.0

Purchase price	71.0
Less: cash acquired	(0.8)

Net cash paid	$70.2

      Prior to the acquisition of ASTI, the Company had certain technology and research and development agreements with ASTI. The technology agreement required the Company to make specified payments on sales of certain products in exchange for receipt of a technology fee paid by ASTI and the option to independently develop certain compounds funded by ASTI. For the years ended December 31, 2001, 2000 and 1999, technology fees of $0.7 million, $3.1 million and $6.1 million respectively, were earned and reported in technology fees from related party in the accompanying Consolidated Statements of Earnings. The research and development agreement allowed the Company to complete specific research and development activities for ASTI and recognize revenues and related costs as services were performed under such contracts. For the years ended December 31, 2001, 2000 and 1999, the Company recognized $32.9 million, $62.9 million and $46.2 million, respectively, in research service revenues under the research and development agreements with ASTI.

Note 8: Composition of Certain Financial Statement Captions

	December 31,

	2001	2000

	(in millions)
Trade receivables, net
Trade receivables	$284.3	$294.1
Less allowance for doubtful accounts	4.9	4.0

	$279.4	$290.1

Inventories
Finished products	$78.6	$81.4
Work in process	22.5	23.6
Raw materials	19.1	17.7

	$120.2	$122.7

Other current assets
Prepaid expenses	$67.8	$45.5
Deferred taxes	26.7	56.1
Other	49.3	38.0

	$143.8	$139.6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	December 31,

	2001	2000

	(in millions)
Property, plant and equipment, net
Land	$6.9	$8.6
Buildings	350.0	331.5
Machinery and equipment	336.1	318.7

	693.0	658.8
Less accumulated depreciation	304.3	307.2

	$388.7	$351.6

Goodwill and intangibles, net
Goodwill	$228.9	$243.2
Intangibles	35.9	22.2

	264.8	265.4
Less accumulated amortization	137.9	132.2

	$126.9	$133.2

Accumulated other comprehensive loss
Foreign currency translation adjustments	$(54.4)	$(51.9)
Minimum pension liability adjustments net of taxes of $1.7 million	(7.2)	—
Unrealized gain on investments, net of taxes of $0.7 million	—	1.1

	$(61.6)	$(50.8)

Note 9: Notes Payable and Long-Term Debt

	2001		2000
	Average		Average
	Effective		Effective
	Interest	December 31,	Interest	December 31,
	Rate	2001	Rate	2000

	(in millions)
Bank loans	5.87%	$23.5	8.67%	$22.7
ESOP loan due 2003	1.93%	4.5	5.75%	7.4
Medium term notes 3.11% – 6.92% due from 2002 – 2003	5.17%	75.0	6.65%	89.0
Yen denominated notes due from 2002 – 2005	1.71%	94.8	1.86%	117.9
Capitalized leases		1.9		2.8
Other		3.2		2.4

		202.9		242.2
Less current maturities		94.1		59.2

Total long-term debt		$108.8		$183.0

      At December 31, 2001 and 2000, the Company had a domestic unused committed line of credit of $250 million which supports general corporate purposes. In addition, the Company had foreign unused committed lines of credit of approximately $17.5 million in 2000. The commitment fees under the agreement are nominal. The Company did not have any foreign unused committed lines of credit in 2001.

      The credit facilities and medium term note program entered into by the Company provide that the Company will maintain certain financial and operating covenants which include, among other provisions,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

maintaining minimum debt to capitalization ratios and minimum consolidated net worth. Certain covenants also limit subsidiary debt and restrict dividend payments. The Company was in compliance with these covenants and has approximately $170 million available for dividends at December 31, 2001. In connection with the AMO spin-off, the Company will work with its lenders to revise, if required, its financial covenants in order to remain in compliance with its credit agreements.

      The aggregate maturities of total long-term debt for each of the next five years and thereafter are as follows: $94.1 million in 2002; $70.5 million 2003; $0.5 million in 2004; $37.8 million in 2005; none in 2006 and thereafter. Interest incurred of $0.9 million in 2001, $0.3 million in 2000, and $0.9 million in 1999 has been capitalized and included in property, plant and equipment.

Note 10: Convertible Subordinated Notes

      On November 1, 2000, the Company issued Zero Coupon Convertible Subordinated Notes (the “Convertible Notes”) with an aggregate principal amount at maturity of $657.5 million. The Convertible Notes, which were issued at a discount of $257.5 million, are unsecured, subordinate to all other Company indebtedness, and accrue interest at 2.5% annually, maturing on November 1, 2020. The Convertible Notes are convertible into approximately 3.8 million common shares at any time on or before maturity or redemption of the Convertible Notes.

      During 2001 and 2000, approximately $10.1 million and $1.7 million, respectively, of interest expense was recognized representing the amortization of discount. The discount was amortized using the effective interest method. At December 31, 2001, approximately $245.7 million of unamortized discount remains as a component of the Convertible Notes.

Note 11: Income Taxes

      The components of earnings before income taxes and minority interest were:

	Year Ended December 31,

	2001	2000	1999

	(in millions)
Earnings before cumulative effect of change in accounting principle, income taxes and minority interest
U.S.	$186.7	$167.8	$91.4
Non-U.S.	149.7	136.0	177.6

	336.4	303.8	269.0
Cumulative effect of change in accounting principle	(2.5)	—	—

Earnings before income taxes and minority interest, but including the cumulative effect of change in accounting principle	$333.9	$303.8	$269.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The provision for income taxes consists of the following:

	Year Ended December 31,

	2001	2000	1999

	(in millions)
Income tax expense (benefit)
Earnings before income taxes and minority interest	$109.1	$88.1	$80.7
Cumulative effect of change in accounting principle	(0.7)	—	—

	$108.4	$88.1	$80.7

Current
U.S. federal	$80.5	$56.6	$49.6
Non-U.S.	20.9	28.1	26.4
U.S. state and Puerto Rico	(3.9)	8.0	13.4

Total current	97.5	92.7	89.4

Deferred
U.S. federal	9.9	3.8	(6.7)
Non-U.S.	(9.9)	(5.2)	3.8
U.S. state and Puerto Rico	10.9	(3.2)	(5.8)

Total deferred	10.9	(4.6)	(8.7)

Total	$108.4	$88.1	$80.7

      Current tax expense does not reflect benefit of $26.5 million, $37.1 million and $22.2 million, for the years ended December 31, 2001, 2000 and 1999, respectively, related to the exercise of employee stock options recorded through Additional Paid-in Capital in the Consolidated Statements of Stockholders’ Equity.

      The reconciliations of the U.S. federal statutory tax rate to the combined effective tax rate follow:

	2001	2000	1999

Statutory rate of tax expense	35.0%	35.0%	35.0%
State taxes, net of U.S. tax benefit	0.8	0.9	1.1
Ireland and Puerto Rico income	(11.9)	(11.7)	(12.0)
U.S. tax effect of foreign earnings and dividends, net of foreign tax credits	7.1	3.4	7.8
Other credits (R&D)	(4.7)	(2.8)	(0.9)
ASTI in-process R&D	4.2	—	—
Taxes on unremitted earnings of subsidiaries	1.6	2.0	(0.7)
Other	0.4	2.2	(0.3)

Effective tax rate	32.5%	29.0%	30.0%

      Withholding and U.S. taxes have not been provided on approximately $611.3 million of unremitted earnings of certain non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid. Such earnings would become taxable upon the sale or liquidation of these non-U.S. subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such unremitted earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against the Company’s U.S. tax liability, if any.

      The Company and its domestic subsidiaries file a consolidated U.S. federal income tax return. Such returns have either been audited and/or settled through statute expiration through the year 1995. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company and its consolidated subsidiaries are currently under examination for years 1996 through 1999. The Company believes the additional tax liability, if any, for such years and subsequent years, will not have a material effect on the financial position of the Company.

      At December 31, 2001, the Company has net operating loss carryforwards in certain non-U.S. subsidiaries, with various expiration dates, of approximately $44.3 million.

      Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, 2001, 2000, and 1999 are as follows:

	2001	2000	1999

	(in millions)
Deferred tax assets
Net operating loss carryforwards (foreign)	$11.5	$14.4	$13.0
Accrued expenses	13.5	15.7	19.2
Capitalized expenses	11.8	8.5	9.6
Deferred compensation	9.4	7.5	6.3
Pension expense	(1.5)	15.1	12.5
Medicaid rebates	6.1	6.0	4.0
Postretirement medical benefits	7.9	7.5	7.6
Capitalized intangible assets	60.8	19.4	21.3
Asset write-off — manufacturing facility	4.7	5.5	7.0
Plant consolidation	—	7.9	6.3
Research credit carryforwards	11.4	9.2	14.4
All other	41.4	31.7	26.8

	177.0	148.4	148.0
Less: valuation allowance	(72.5)	(31.8)	(30.2)

Total deferred tax assets	104.5	116.6	117.8

Deferred tax liabilities
Depreciation	8.3	9.2	12.5
All other	—	0.3	2.8

Total deferred tax liabilities	8.3	9.5	15.3

Net deferred tax assets	$96.2	$107.1	$102.5

      The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 2001 were $26.7 million and $69.5 million, respectively. The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 2000 were $56.1 million and $51.0 million, respectively. Such amounts are included in “other current assets” and “investments and other assets” in the Consolidated Balance Sheets. The increase in the valuation allowance is primarily related to the purchase of the ASTI stock and the resulting carryover basis of the deferred tax assets. If such deferred tax assets were to be realizable, approximately $31 million of the valuation allowance would be realized through the reduction of the capitalized intangible assets.

      Based on the Company’s historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 2001. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income, however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12: Employee Retirement And Other Benefit Plans

     Pension and Postretirement Benefit Plans

      The Company sponsors qualified defined benefit pension plans covering substantially all of its employees. In addition, the Company sponsors two supplemental nonqualified plans, covering certain management employees and officers. U.S. pension benefits are based on years of service and compensation during the five highest consecutive earnings years. The Company’s funding policy for its U.S. qualified plan is to provide currently for accumulated benefits, subject to federal regulations. Plan assets of the qualified plan consist primarily of fixed income and equity securities. Benefits for the nonqualified plans are paid as they come due.

      The Company has one retiree health plan that covers United States retirees and dependents. Retiree contributions are required depending on the year of retirement and the number of years of service at the time of retirement. Disbursements exceed retiree contributions and the plan currently has no assets. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company’s past practice and management’s intent to manage plan costs. The Company’s history of retiree medical plan modifications indicates a consistent approach to increasing the cost sharing provisions of the plan.

      Components of net periodic benefit cost under the Company’s U.S. and major non-U.S. pension plans and retiree health plan for 2001, 2000, and 1999 were:

	Pension Benefits			Other Postretirement Benefits

	2001	2000	1999	2001	2000	1999

	(in millions)
Service cost	$11.9	$11.0	$10.7	$0.9	$0.8	$0.9
Interest cost	16.3	14.6	13.0	1.0	0.8	0.7
Expected return on plan assets	(12.2)	(11.6)	(14.0)	—	—	—
Amortization of transition amount	(0.5)	(0.5)	(0.5)	—	—	—
Amortization of prior service cost	0.2	0.2	0.2	(0.1)	(0.1)	(0.1)
Recognized net actuarial (gain) loss	(4.4)	(2.5)	3.4	(0.3)	(0.3)	(0.3)
Curtailment gain (loss)	—	—	0.1	—	—	(0.1)

Net periodic benefit cost	$11.3	$11.2	$12.9	$1.5	$1.2	$1.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Components of the change in benefit obligation, change in plan assets and funded status for the Company’s U.S. and major non-U.S. pension plans and retiree health plan for December 31, 2001 and 2000 were as follows:

			Other
			Postretirement
	Pension Benefits		Benefits

	2001	2000	2001	2000

	(in millions)
Change in benefit obligation
Benefit obligation, beginning of period	$211.9	$197.1	$11.7	$9.8
Service cost	11.9	11.0	0.9	0.8
Interest cost	16.3	14.6	1.0	0.8
Participant contributions	0.8	0.8	—	—
Actuarial (gain) loss	19.4	(3.1)	4.8	1.0
Benefits paid	(6.5)	(5.5)	(0.7)	(0.7)
Impact of foreign currency translation	(2.7)	(3.0)	—	—

Benefit obligation, end of period	$251.1	$211.9	$17.7	$11.7

Change in plan assets
Fair value of plan assets, beginning of period	$167.7	$156.0	$—	$—
Actual (loss) return on plan assets	(19.8)	10.9	—	—
Company contribution	45.2	6.5	0.7	0.7
Participant contributions	0.8	0.8	—	—
Benefits paid	(6.5)	(5.5)	(0.7)	(0.7)
Impact of foreign currency translation	(1.4)	(1.0)	—	—

Fair value of plan assets, end of period	$186.0	$167.7	$—	$—

Funded status of plans	$(65.1)	$(44.2)	$(17.7)	$(11.7)
Unrecognized net actuarial (loss) gain	56.3	1.2	(1.3)	(6.5)
Unrecognized prior service cost	1.0	1.3	(1.2)	(1.3)
Unrecognized net transition obligation	(0.5)	(1.0)	—	—
Fourth quarter contributions	1.6	1.3	—	—

Accrued benefit cost	$(6.7)	$(41.4)	$(20.2)	$(19.5)

      The funded status of the pension benefits presented were measured as of September 30, 2001 and 2000. Other postretirement benefits presented were measured as of December 31, 2001 and 2000. The Company adopted these measurement dates to conform to its internal cost management systems.

      Weighted average assumptions as of their respective measurement dates are:

			Other
			Postretirement
	Pension Benefits		Benefits

	2001	2000	2001	2000

Discount rate used	7.50%	8.00%	7.50%	8.00%
Expected return on plan assets	10.00%	10.00%	n/a	n/a
Rate of compensation increase	4.89%	5.39%	n/a	n/a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Assumed health care cost trend rates have a significant effect on the amounts reported as other postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point	1-Percentage-Point
	Increase	Decrease

	(in millions)
Effect on total service and interest cost components	$0.5	$(0.4)
Effect on postretirement benefit obligation	2.9	(2.4)

      Cost increases of 5.0% were assumed for the indemnity medical plan and 5.5% for the HMO medical plan in 2001. Annual cost increases were assumed to remain at 5% for the medical plans in 2002 and graded rates from 12% to 5% thereafter.

     Savings and Investment Plan

      The Company has a Savings and Investment Plan, which provides for all U.S. and Puerto Rico employees to become participants upon employment. In general, participants’ contributions, up to 5% of compensation, qualify for a 50% Company match. Company contributions are generally used to purchase Allergan Common Stock. The Company’s cost of the plan was $3.7 million in 2001, $3.8 million in 2000, and $2.8 million in 1999.

Note 13: Employee Stock Ownership Plan and Incentive Compensation Plans

     Employee Stock Ownership Plan

      The Company has an Employee Stock Ownership Plan (ESOP) for U.S. employees. A related loan is guaranteed by the Company as to payment of principal and interest and, accordingly, the unpaid balance of the loan is included in the Company’s Consolidated Financial Statements as debt, offset by unearned compensation included in stockholders’ equity. The ESOP trust purchased 2,670,000 shares from the Company using the proceeds of the loan, all of which are considered outstanding for purposes of calculating earnings per share. Participants receive an allocation of shares held in the plan based on the amortization schedule of the loan borrowed by the ESOP to purchase the shares, and generally become vested over five years of Company service. Allocated shares are divided among participants based on relative compensation. Allocated and unallocated shares in the ESOP as of December 31, 2001 and 2000 are summarized below.

	Number of Shares

	2001	2000

	(in thousands)
Allocated shares	2,179	1,976
Shares committed to be allocated	206	203
Unallocated shares	285	491

Total ESOP shares	2,670	2,670

      The loan has a fifteen year maturity, with quarterly principal and interest payments. Under the current repayment plan, the loan will be repaid in July 2003. Interest rates are determined at the Company’s option based upon a percent of prime or the LIBOR and the Company’s consolidated debt to capitalization ratio.

      Dividends accrued on unallocated shares held by the ESOP are used to repay the loan and totaled $0.2 million in 2001 and in 2000, and $0.3 million in 1999. Dividends received on allocated shares held by the ESOP are allocated directly to participants’ accounts. Interest incurred on ESOP debt in 2001 was $0.3 million and $0.5 million in 2000 and in 1999. Compensation expense is recognized based on the amortization

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of the related loan. Compensation expense for 2001, 2000, and 1999 was $2.9 million, $2.7 million and $2.5 million, respectively.

     Stock Option Plans

      The Company has a premium priced stock option plan, an incentive compensation plan and a nonemployee director stock plan. The premium price stock option plan and the incentive compensation plan provide for the granting of non-qualified premium priced and other stock options, restricted stock and other stock-based incentive awards for officers and key employees. As of December 31, 2001 an aggregate of approximately 19,621,000 shares of stock have been authorized for issuance for both the premium priced stock option plan and the incentive compensation plans, and 250,000 shares have been authorized for issuance under the nonemployee director stock plan.

      The premium priced options were granted in three tranches; the first tranche was assigned an exercise price equal to 120% of the fair market value of a share of common stock on the date of option grant, the second tranche was assigned an exercise price equal to 120% of the option exercise price of the first tranche, and the third tranche was assigned an exercise price equal to 120% of the option exercise price of the second tranche. These options vest and become exercisable upon the earlier of the date in which the fair value of the Company stock equals or exceeds the option exercise price or 5 years from the date of grant. Options expire six years after their original date of grant.

      For the incentive compensation plan, grants have historically provided that options become exercisable 25% per year beginning twelve months after the date of grant. Options generally expire ten years after their original date of grant. Options granted under the Company’s incentive compensation plan provide that an employee holding a stock option may exchange stock which the employee has owned for at least six months as payment against the exercise of their option. This provision applies to all options outstanding at December 31, 2001.

      Stock option activity under the Company’s premium priced stock option plan and the incentive compensation plans are summarized below.

	2001		2000		1999

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

	(In thousands, except option price data)
Outstanding, beginning of year	7,772	$32.77	9,645	$30.06	6,835	$14.45
Options granted	4,573	98.02	2,180	54.32	4,955	44.77
Options exercised	(1,296)	23.36	(3,893)	38.06	(2,075)	13.99
Options cancelled	(220)	63.59	(160)	34.66	(70)	23.95

Outstanding, end of year	10,829	60.83	7,772	32.77	9,645	30.06

Exercisable, end of year	3,263	25.69	2,652	19.55	2,575	14.27

Weighted average fair value of options granted during the year		$23.55		$21.40		$9.79

      The fair value of each option granted during 2001, 2000, and 1999 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0.50% in 2001, 0.60% in 2000, and 0.75% in 1999, expected volatility of 33.0% for 2001 and 34.0% for 2000 and 1999, risk-free interest rate of 4.8% in 2001, 6.6% in 2000, and 4.9% in 1999, and expected life of 5 years for 2001 and for 2000, and 4 years for 1999 grants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following table summarizes stock options outstanding at December 31, 2001 (shares in thousands):

	Options Outstanding			Options Exercisable

			Weighted		Weighted
	Number	Average	Average	Number	Average
Range of	Outstanding	Remaining	Exercise	Exercisable	Exercise
Exercise Prices	at 12/31/01	Contractual Life	Price	at 12/31/01	Price

$ 10.53 – $ 13.81	1,115	4.4	$13.24	1,115	$13.24
$ 16.59 – $ 17.56	1,156	5.6	$17.31	884	$17.31
$ 26.44 – $ 34.66	1,575	6.8	$34.55	656	$34.53
$ 42.69 – $ 60.41	2,494	7.8	$51.65	605	$51.01
$ 75.13 – $110.30	3,699	7.5	$90.85	3	$78.13
$132.36	790	5.6	$132.36	—	—

	10,829			3,263

      No compensation expense has been recognized for stock-based incentive compensation plans other than for restricted stock awards under the incentive compensation plan and the nonemployee director stock plan. Had compensation expense for the Company’s stock options under the incentive compensation plan been recognized based upon the fair value for awards granted, the Company’s net earnings would have been reduced to the following pro forma amounts:

	2001	2000	1999

	(in millions, except
	per share data)
Net Earnings:
As reported	$224.9	$215.1	$188.2
Pro forma	$197.3	$195.9	$173.2
Earnings per share:
As reported basic	$1.71	$1.65	$1.42
As reported diluted	$1.68	$1.61	$1.39
Pro forma basic	$1.50	$1.50	$1.31
Pro forma diluted	$1.47	$1.47	$1.28

      These pro forma effects are not indicative of future amounts. The Company expects to grant additional awards in future years.

      Under the terms of the incentive compensation plan, the restricted stock awards are subject to restrictions as to sale or other disposition of the shares and to restrictions which require continuous employment with the Company. The restrictions generally expire, and the awards become fully vested, four years from the date of grant. The Company did not grant any restricted stock in 2001 or 2000 and granted 180,000 shares of stock under the plan in 1999. The weighted average grant date price of the restricted stock grants was $35.26 in 1999. Grants of restricted stock are charged to unearned compensation in stockholders’ equity at their intrinsic value and recognized in expense over the vesting period. Compensation expense recognized under the restricted stock award plan was $1.7 million in 2001, $2.1 million in 2000, and $2.4 million in 1999.

      Under the terms of the nonemployee director stock plan, each eligible director received an initial grant of restricted stock and will receive additional grants upon re-election to the Board. As of December 31, 2001, there were 209,338 shares issued and outstanding under the plan. Compensation expense recognized under the plan was $1.1 million in 2001, $1.0 million in 2000, and $780,000 in 1999.

Note 14: Financial Instruments

      In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and currency exchange rates. The Company addresses these risks through

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

controlled risk management that includes the use of derivative financial instruments to hedge these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

      The Company enters into derivative financial instruments with major financial institutions that have at least an “A” or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote.

     Interest Rate Risk Management

      During 2001, the Company held interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. The swap agreements allowed the Company to make long-term borrowings at floating rates then swap them into fixed rates that are anticipated to be lower than rates available to the Company if fixed rate borrowings were made directly. Since these interest rate swap agreements qualified as cash flow hedges, changes in fair value of these swap agreements were recorded in other comprehensive income to the extent that such changes were effective and as long as the cash flow hedge requirements were met. Periodic interest payments and receipts on both the debt and the swap agreement were recorded as components of interest expense in the accompanying Consolidated Statements of Earnings. The impact of interest rate risk management activities and cumulative deferred gains and losses recorded in “Accumulated Other Comprehensive Income” for years ended December 31, 2001, 2000 and 1999 were not material.

      The following table presents the notional amounts, maturity dates, and effective floating and fixed interest rates related to the Company’s interest rate swaps at December 31, 2000 (in millions):

		Interest Rate

Notional Amount	Maturity Date	Floating	Pay-Fixed

2,500¥	2001	0.57%	0.87%
2,000¥	2001	0.53%	0.84%

      At December 31, 2001, the Company did not have any interest rate swap agreements outstanding.

     Foreign Exchange Risk Management

      The Company enters into foreign currency option and forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into contracts which change in value as foreign exchange rates change to economically offset the effect of changes in value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. Effective January 1, 2001, the Company’s management decided not to designate these derivative instruments as accounting hedges.

      The Company uses foreign currency option contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company’s business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen, British pound, Australian dollar, Canadian dollar and the euro.

      As all of the Company’s outstanding foreign exchange forward contracts are entered into to protect the value of foreign denominated intercompany receivables, the changes in the fair value of the foreign currency forward contracts are economically designed to offset the changes in the revaluation of the foreign denominated intercompany receivables. As a result, current changes in both the foreign currency forward

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

contracts and revaluation of the foreign denominated intercompany receivables are recorded through “Other, net” in the accompanying Consolidated Statements of Earnings.

      All of the Company’s outstanding foreign currency options are entered into to reduce the volatility of earnings generated in currencies other than the U.S. dollar, primarily earnings denominated in Japanese yen, British pound, Australian dollar, Canadian dollar and the euro. As a result, the changes in the fair value of the foreign currency option contracts during 2001 are recorded through earnings as “Unrealized Gains on Derivative Instruments” while any realized gains on expired contracts are recorded through earnings as “Other, net” in the accompanying Consolidated Statements of Earnings. The premium cost of purchased foreign exchange option contracts are recorded in “Other Current Assets” and amortized over the life of the options.

      At December 31, the notional principal and fair value of the Company’s outstanding foreign currency derivative financial instruments were as follows (in millions):

	2001		2000

	Notional	Fair	Notional	Fair
	Principal	Value	Principal	Value

Forward exchange contracts	$22.0	$0.2	$25.0	$(1.5)
Foreign currency options purchased	158.1	9.2	144.8	3.7

      The notional principal amounts provide one measure of the transaction volume outstanding as of year end, and do not represent the amount of the Company’s exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 2001 and 2000. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments. The impact of foreign exchange risk management transactions on income was a net realized gain of $1.2 million in 2001, a net realized gain of $4.9 million in 2000 and a net realized gain of $1.6 million in 1999 and are recorded as “Other, net” in the accompanying Consolidated Statements of Earnings.

     Fair Value of Financial Instruments

      At December 31, 2001 and 2000, the Company’s financial instruments included cash and equivalents, trade receivables, investments, accounts payable, borrowings and foreign exchange forward and option contracts. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of marketable investments, notes payable, long-term debt and foreign currency contracts were estimated based on quoted market prices at year-end. The fair value of non-marketable equity investments which represent other investments in start-up technology companies or partnerships that invest in start-up technology companies, are estimated based on the fair value information provided by these ventures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The carrying amount and estimated fair value of the Company’s financial instruments at December 31 were as follows (in millions):

	2001		2000

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and equivalents	$781.9	$781.9	$773.9	$773.9
Non-current investments:
Marketable equity	8.8	8.8	15.1	15.1
Non-marketable equity	20.1	20.1	6.4	6.4
Notes payable	94.1	94.5	59.2	59.2
Long-term convertible, subordinated notes, net of discount	411.8	409.6	401.7	456.9
Long-term debt	108.8	112.3	183.0	185.3

      Marketable equity amounts include unrealized holding gains of $1.1 million at December 31, 2000. There were no unrealized holding gains or losses related to marketable equity investments at December 31, 2001. An impairment charge of $5.2 million was recorded in 2001 due to an other than temporary decline in value of certain marketable equity securities.

     Concentration of Credit Risk

      Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the number of customers comprising the Company’s customer base, and their geographic dispersion. Ongoing credit evaluations of customers’ financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management’s expectations.

Note 15: Commitments and Contingencies

      The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $32.0 million in 2001, $29.8 million in 2000, and $21.6 million in 1999.

      Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 2001, are as follows: $25.9 million in 2002; $13.2 million in 2003; $7.6 million in 2004; $4.4 million in 2005; $3.5 million in 2006 and $5.1 million thereafter.

      The Company is involved in various litigation and claims arising in the normal course of business. On March 1, 2001, after concluding that Pharmacia Corporation planned to file a patent infringement lawsuit against the Company regarding the investigational glaucoma drug, LumiganTM, the Company filed a declaratory relief lawsuit against Pharmacia (and related entities) in the United States District Court for the District of Delaware. In the lawsuit, the Company asked the court to issue a ruling that LumiganTM does not infringe certain patents owned or controlled by Pharmacia and also that such patents are not valid. On March 21, 2001, Pharmacia filed an answer to the complaint, denying Allergan’s allegations. Pharmacia and Columbia University also filed a counterclaim against Allergan, alleging that Allergan infringes the same two patents that Allergan identified in its complaint. On April 10, 2001, Allergan filed its answer to the counterclaim of Pharmacia and Columbia, as well as a counterclaim in reply against Columbia. Trial is currently scheduled to begin on October 21, 2002.

      On December 20, 2001, a class action lawsuit entitled “Citizens for Consumer Justice, etc. v. Abbott Laboratories, Inc., Allergan, Inc., etc.” was filed in the United States District Court in Massachusetts. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

lawsuit contends that 29 pharmaceutical companies, including the Company, violated the Sherman Antitrust Act, as well as the Racketeering Influenced and Corrupt Organization (RICO), by manipulating the average wholesale price of pharmaceuticals, selling drugs to healthcare providers at a price substantially less than the price healthcare providers charged Medicare beneficiaries and encouraging healthcare providers to claim Medicare reimbursement for free samples.

      On June 6, 2001, after receiving paragraph 4 invalidity and noninfringement Hatch-Waxman Act certifications from Apotex indicating that Apotex had filed an Abbreviated New Drug Application (“ANDA”) for a generic form of Acular®, the Company, along with Syntex, the holder of the patent, filed a patent infringement lawsuit against Apotex, Inc., Apotex Corp. and Novex Pharma in the Northern District of California. In addition, Allergan has filed a lawsuit in Canada against Apotex similarly related to a generic version of Acular® in Canada. In the complaint, the Company and Syntex asked the Court to find that the Acular® patent at issue is valid and infringed by the drug product sought to be approved in the Apotex ANDA.

      On or about January 8, 2002, after receiving paragraph 4 invalidity and noninfringement Hatch-Waxman Act certifications from Bausch & Lomb and Alcon Laboratories indicating that both had filed ANDAs for a generic form of Alphagan®, the Company filed a patent infringement lawsuit against Bausch & Lomb and Alcon Laboratories in the Central District of California. In the complaint, the Company asked the court to find that the Alphagan® patents at issue are valid and infringed by the drug products sought to be approved in the Bausch & Lomb and Alcon ANDAs.

      Although the ultimate outcome of any pending litigation or claims cannot be ascertained at this time, Allergan currently believes that the liability, if any, resulting from the aggregate amount of uninsured damages for outstanding lawsuits, investigations and asserted claims will not have a material adverse effect on it consolidated financial position and results of operations. However, in view of the unpredictable nature of such matters, no assurances can be given in this regard.

Note 16: Business Segment Information

      The Company operates in Regions or geographic operating segments. The United States information is presented separately as it is the Company’s headquarters country, and U.S. sales represented 55.4%, 51.7% and 48.1% of total product net sales in 2001, 2000, and 1999, respectively. In the United States, sales to one major customer represents 10%, 9% and 8% of total product sales in 2001, 2000 and 1999, respectively. No other country or single customer generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

      Operating income attributable to each operating segment is based upon the management assignment of costs to such regions which includes the manufacturing standard cost of goods produced by the Company’s manufacturing operations (or the cost to acquire goods from third parties), freight, duty and local distribution costs, and royalties. Operating income for all operating segments and manufacturing operations also includes a charge for corporate services and asset utilization which permits management to better measure segment performance by including a cost of capital in the determination of operating income for each segment.

      Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and development costs are corporate costs. For the years ended December 31, 2001, 2000 and 1999, corporate costs also include the reduction of costs related to the reversal of special charges for restructuring and asset write-offs.

      Identifiable assets, depreciation and amortization and capital expenditures are assigned by region based upon management responsibility for such items. Corporate assets are primarily cash and equivalents, goodwill and intangibles, and long-term investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Geographic Operating Segments

	Net Sales			Operating Income

	2001	2000	1999	2001	2000	1999

	(in millions)
United States	$928.1	$803.8	$669.2	$438.2	$342.9	$264.3
Europe	344.5	354.9	377.1	89.8	96.6	113.4
Asia Pacific	239.2	233.8	211.3	52.3	44.9	24.1
Other	168.5	166.3	141.7	36.9	30.9	29.2

Segments total	1,680.3	1,558.8	1,399.3	617.2	515.3	431.0
Manufacturing operations	4.9	3.8	6.9	126.2	97.0	95.0
Research and development				(256.5)	(195.6)	(168.4)
Research services margin				4.2	3.5	2.9
Restructuring charge reversal				1.7	2.0	9.6
Asset write-off reversal				—	—	1.4
Elimination of inter-company profit				(190.1)	(152.6)	(150.6)
General corporate				18.4	26.8	42.6

Net sales and operating income	$1,685.2	$1,562.6	$1,406.2	$321.1	$296.4	$263.5

				Depreciation and
	Identifiable Assets			Amortization			Capital Expenditures

	2001	2000	1999	2001	2000	1999	2001	2000	1999

	(in millions)
United States	$237.5	$213.9	$195.1	$25.9	$24.4	$22.0	$24.5	$23.8	$25.4
Europe	133.5	129.3	142.5	5.1	6.1	6.5	6.6	2.0	1.2
Asia Pacific	91.0	92.4	106.3	5.8	6.1	6.5	1.2	0.7	1.6
Other	92.7	93.0	67.8	6.2	7.1	4.0	2.9	3.6	2.0

Segments total	554.7	528.6	511.7	43.0	43.7	39.0	35.2	30.1	30.2
Manufacturing operations	315.6	309.0	316.1	25.3	28.4	29.7	17.1	29.5	27.7
Adjustments and eliminations	(24.0)	(12.2)	(24.5)	—	—	—	—	—	—
General corporate	1,199.9	1,145.6	535.8	6.7	5.6	5.1	37.6	7.3	5.4

Total	$2,046.2	$1,971.0	$1,339.1	$75.0	$77.7	$73.8	$89.9	$66.9	$63.3

      In each geographic segment the Company markets products in three product lines: Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical line produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox® Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical product line produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care product line produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure development and execution of a consistent marketing strategy for products in all geographic operating segments. There are no transfers of products between product lines.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Product Net Sales by Product Line

	2001	2000	1999

	(in millions)
Specialty Pharmaceuticals
Eye Care Pharmaceuticals	$745.8	$675.3	$571.2
Skin Care	78.9	68.7	76.6
Botox/ Neuromuscular	309.5	239.5	175.8

Total Specialty Pharmaceuticals	1,134.2	983.5	823.6
Optical Medical Devices
Ophthalmic Surgical	253.9	250.4	222.9
Contact Lens Care	297.1	328.7	359.7

Net sales	$1,685.2	$1,562.6	$1,406.2

Note 17: Earnings Per Share

      The table below presents the computation of basic and diluted earnings per share:

	For the Year Ended 2001			For the Year Ended 2000			For the Year Ended 1999

	Income	Shares	Per-Share	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

	(in millions, except per share data)
Computation of basic EPS:
Income available to common stockholders before cumulative effect of change in accounting principle	$226.7	131.8	$1.72	$215.1	130.7	$1.65	$188.2	132.2	$1.42

Effect of dilutive options:
Assumed stock option conversion		2.2			3.1			3.0
2.5% convertible subordinated notes	6.8	3.8			—			—

Computation of diluted EPS:
Income available to common stockholders assuming conversions before cumulative effect of change in accounting principle	$233.5	137.8	$1.69	$215.1	133.8	$1.61	$188.2	135.2	$1.39

      Options to purchase 4,489,615 shares of common stock at exercise prices ranging from $75.13 to $132.36 were outstanding at December 31, 2001. At December 31, 1999, options of 2,200,000 with an exercise price of $55.00 were outstanding. These outstanding options at December 31, 2001 and 1999 were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of common shares and, therefore, the effect would be antidilutive. At December 31, 2000, there were no options which had an exercise price greater than the average market price of common shares.

      For the year ended December 31, 2001 the effect of approximately 3.8 million common shares related to convertible notes (Note 10) were dilutive and included in the computation of diluted EPS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Comprehensive Income

      The following table summarizes the components of comprehensive income for the years December 31:

	2001			2000			1999

		Tax			Tax			Tax
	Before tax	(expense)	Net-of-tax	Before tax	(expense)	Net-of-tax	Before tax	(expense)	Net-of-tax
	amount	or benefit	amount	amount	or benefit	amount	amount	or benefit	amount

	(in millions)
Foreign currency translation adjustments:
Unrealized foreign currency translation adjustments	$(2.5)	$—	$(2.5)	$(2.8)	$—	$(2.8)	$(42.1)	$—	$(42.1)
Minimum pension liability adjustment	(8.9)	1.7	(7.2)	—	—	—	—	—	—
Unrealized gains on investments:
Unrealized holding gains arising during period	—	—	—	2.6	(0.9)	1.7	1.6	(0.6)	1.0
Less: reclassification adjustment for gains/(losses) realized in net earnings	(1.7)	0.6	(1.1)	(0.6)	0.2	(0.4)	(6.1)	2.2	(3.9)

Net unrealized gains (losses) on investments	(1.7)	0.6	(1.1)	2.0	(0.7)	1.3	(4.5)	1.6	(2.9)

Other comprehensive loss	$(13.1)	$2.3	(10.8)	$(0.8)	$(0.7)	(1.5)	$(46.6)	$1.6	(45.0)

Net earnings			224.9			215.1			188.2

Total comprehensive income			$214.1			$213.6			$143.2

REPORT OF MANAGEMENT

      Management is responsible for the preparation and integrity of the consolidated financial statements appearing in this Proxy Statement. The consolidated financial statements are presented in Exhibit A to the Company’s Proxy Statement. The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America appropriate in the circumstances and, accordingly, include some amounts based on management’s best judgments and estimates.

      Management is responsible for maintaining a system of internal control and procedures to provide reasonable assurance, at an appropriate cost/ benefit relationship, that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Ethics adopted by the Board of Directors, applicable to all employees of the Company and its subsidiaries. Management believes that the Company’s system of internal control provides reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability for assets.

      The Audit and Finance Committee of the Board of Directors, composed solely of Directors who are not officers or employees of the Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls, auditing and financial reporting matters and to discharge its responsibilities outlined in its written charter. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors without management present to ensure that the independent auditors have free access to the Committee.

      The independent auditors, KPMG LLP, were recommended by the Audit and Finance Committee of the Board of Directors and selected by the Board of Directors. KPMG LLP was engaged to audit the 2001, 2000, and 1999 consolidated financial statements of Allergan, Inc. and its subsidiaries and conducted such tests and related procedures as deemed necessary in conformity with auditing standards generally accepted in the United States of America. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is presented on Page A-53 of this Proxy Statement.

January 22, 2002

David E. I. Pyott
Chairman of the Board, President and
Chief Executive Officer

Eric K. Brandt
Corporate Vice President and
Chief Financial Officer

James M. Hindman
Senior Vice President, Controller and
Principal Accounting Officer

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of Allergan, Inc.:

      We have audited the accompanying consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allergan, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Costa Mesa, California

January 22, 2002

QUARTERLY RESULTS (UNAUDITED)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(in millions, except per share data)
2001(a)
Product net sales	$396.1	$417.2	$418.8	$453.1	$1,685.2
Product gross margin	296.8	317.4	315.2	345.6	1,275.0
Research service revenues, primarily from a related party (through April 16, 2001)	26.9	14.6	8.2	10.6	60.3
Research services margin	1.3	1.2	0.7	1.0	4.2
Operating income	63.7	44.8	93.6	119.0	321.1
Earnings before cumulative effect of change in accounting principle	53.9	21.9	66.8	84.1	226.7
Net earnings	52.1	21.9	66.8	84.1	224.9
Basic earnings per share before cumulative effect of change in accounting principle	0.41	0.17	0.51	0.64	1.72
Net basic earnings per share	0.40	0.17	0.51	0.64	1.71
Diluted earnings per share before cumulative effect of change in accounting principle	0.40	0.16	0.50	0.63	1.69
Net diluted earnings per share	0.39	0.16	0.50	0.63	1.68
2000(b)
Product net sales	$376.2	$404.1	$381.6	$400.7	$1,562.6
Product gross margin	272.8	291.9	277.0	291.8	1,133.5
Research service revenues, primarily from a related party	15.6	13.8	15.1	18.4	62.9
Research services margin	0.8	0.8	0.9	1.0	3.5
Operating income	63.2	73.7	74.5	85.0	296.4
Net earnings	43.5	51.9	54.6	65.1	215.1
Basic earnings per share	0.33	0.40	0.42	0.50	1.65
Diluted earnings per share	0.33	0.39	0.41	0.48	1.61

(a)	Fiscal quarters in 2001 ended on March 30, June 29, September 28 and December 31.

(b)	Fiscal quarters in 2000 ended on March 31, June 30, September 29 and December 31.

SELECTED FINANCIAL DATA

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(in millions, except per share data)
Summary of Operations
Product net sales	$1,685.2	$1,562.6	$1,406.2	$1,261.7	$1,138.0
Research service revenues, primarily from a related party (through April 16, 2001)	60.3	62.9	46.2	34.4	11.0
Operating costs and expenses:
Cost of product sales	410.2	429.1	406.4	407.0	399.3
Cost of research services	56.1	59.4	43.3	32.1	10.4
Selling, general and administrative	704.0	650.1	587.9	525.2	459.1
Technology fees from related party	(0.7)	(3.1)	(6.1)	(11.2)	—
Research and development	256.5	195.6	168.4	125.4	131.2
Restructuring charge (reversal)	(1.7)	(2.0)	(9.6)	74.8	—
Asset write-offs (reversal)	—	—	(1.4)	58.5	—
Contribution to Allergan Specialty Therapeutics, Inc.	—	—	—	171.4	—

Operating income (loss)	321.1	296.4	263.5	(87.1)	149.0
Non-operating income	15.3	7.4	5.5	29.4	8.1
Earnings (loss) before income taxes and minority interest	336.4	303.8	269.0	(57.7)	157.1
Net earnings (loss)	224.9	215.1	188.2	(90.2)	128.3
Basic earnings (loss) per common share	1.71	1.65	1.42	(0.69)	0.98
Diluted earnings (loss) per common share	1.68	1.61	1.39	(0.69)	0.97
Cash dividends per share	0.36	0.32	0.28	0.26	0.26
Financial Position
Current assets	$1,325.3	$1,326.3	$697.5	$661.2	$636.4
Working capital	835.3	893.8	277.6	292.7	273.1
Total assets	2,046.2	1,971.0	1,339.1	1,334.4	1,398.9
Long-term debt	520.6	584.7	208.8	201.1	142.5
Total stockholders’ equity	977.4	873.8	634.5	696.0	841.4

      The earnings per share data in years prior to 1999 has been restated to reflect the two for one stock split in December 1999 (see Note 3 to the Consolidated Financial Statements).

MARKET PRICES OF COMMON STOCK AND DIVIDENDS

      The following table shows the quarterly price range of the Common Stock and the cash dividends declared per share during the periods listed.

	2001			2000

Calendar Quarter	Low	High	Div.	Low	High	Div.

First	$59.00	$99.38	$0.09	$44.50	$63.94	$.08
Second	71.13	93.30	0.09	49.88	78.75	.08
Third	60.00	86.25	0.09	64.75	90.31	.08
Fourth	64.26	78.10	0.09	67.13	101.13	.08

      Allergan Common Stock is listed on the New York Stock Exchange and is traded under the symbol “AGN.” In newspapers, stock information is frequently listed as “Alergn.”

      The approximate number of stockholders of record was 7,500 as of January 31, 2002.

      On January 18, 2002, the Board declared a cash dividend of $0.09 per share, payable March 14, 2002 to stockholders of record on February 15, 2002. See Note 9 to the Consolidated Financial Statements relative to restrictions on dividend payments.

[ALLERGAN LOGO]
P R O X Y
Confidential Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting April 24, 2002

The undersigned hereby constitutes and appoints Douglas S. Ingram and Matthew J. Maletta, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California on Wednesday, April 24, 2002, and at any adjournments thereof, on all matters coming before the meeting.

The proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card (SEE REVERSE SIDE) and are authorized to vote in their discretion as to any other business that may come properly before the meeting. If a vote is not specified, the proxies will vote in favor of the election of Lester J. Kaplan, Ph.D., Karen R. Osar, Louis T. Rosso and Leonard D. Schaeffer as directors.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

The proxies cannot vote your shares unless you cast your vote on the Internet or by telephone or unless you sign and return this card.

SEE REVERSE SIDE

FOLD AND DETACH HERE

ADMISSION TICKET

RETAIN FOR ADMITTANCE

You are cordially invited to attend the
2002 ANNUAL MEETING OF STOCKHOLDERS
OF ALLERGAN, INC.

Wednesday, April 24, 2002
10:00 a.m.
(Registration begins at 9:30 a.m.)

Irvine Marriott Hotel
18000 Von Karman Avenue
Irvine, California

If you plan to attend, please check the box on the proxy card.

This card is your admission ticket to the meeting and must be presented at the meeting registration area.

[ALLERGAN LOGO]

[X]	Please mark your votes as in this example	5893

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors.

The Board of Directors recommends a vote FOR election of Directors.

		FOR	WITHHELD

1.	Election of Directors. (see reverse)	[ ]	[ ]

For, except vote withheld from the following nominee(s):

Please check this box if you wish to have your vote disclosed to the Company. The Company’s Confidential Voting Policy is described in the Proxy Statement accompanying this Proxy.	[ ]

Please check the box if you plan to attend the Annual Meeting.	[ ]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE

FOLD AND DETACH HERE

[ALLERGAN LOGO]

Proxy Voting Instructions

Your vote is important. Casting your vote in one of three ways described on this instruction card votes all common shares of Allergan, Inc. that you are entitled to vote. We urge you to promptly cast your vote by:

[COMPUTER GRAPHIC]	•	Accessing the World Wide Web site http://www.eproxyvote.com/agn to vote via the Internet.

[TELEPHONE GRAPHIC]	•	Using a touch-tone telephone to vote by telephone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[ENVELOPE GRAPHIC]	•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Allergan, Inc., c/o EquiServe Trust Company N.A., P.O. Box 8648, Edison, New Jersey 08818-9147.